MATERIAL CONTRACTS – EXHIBIT 10

20-F ANNUAL REPORT

Filed July 2004

PROPERTY OPTION AMENDMENT

THIS AGREEMENT is made effective as of the 25th day of July, 2003.

BETWEEN:

RIMFIRE MINERALS CORPORATION, a company incorporated under the laws of the Province of British Columbia and having its office at 700 – 700 West Pender Street, Vancouver, British Columbia,V6C 1G8

(hereinafter referred to as "Optionor")

OF THE FIRST PART

AND:

PLUTONIC CAPITAL CORP., a company incorporated under the laws of  British Columbia and having its head office at #501 – 675 West Hastings Street, Vancouver, British Columbia, V6B 1N2

(hereinafter referred to as "Optionee")

OF THE SECOND PART

WHEREAS:

A.

The Optionor and Optionee entered into a property option agreement dated October 28, 2002 (the “Agreement”) whereby the Optionor agreed to grant to the Optionee an option to earn a 51% participating interest in and to certain mineral claims located in the Province of British Columbia more particularly described in Schedule A to the Agreement (the “Property”), subject to a 1.5% net smelter royalty and first right of refusal (the “Option”);

B.

To date the Optionee has not completed its Qualifying Transaction, in accordance with the policies of the TSX Venture Exchange, and pursuant to the terms of the Agreement;

C.

The Optionee has not incurred certain exploration expenditures on the Property in accordance with the terms of the Agreement; and

D.

The parties hereto wish to amend the Agreement, subject to the terms and conditions hereof.

             NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and the mutual covenants, representations and warranties given by each of the parties to the other, the receipt and sufficiency of which is hereby expressly acknowledged, the parties do hereby agree as follows:

1.

To delete clauses 3.2 and 3.3 of the Agreement in their entirety and replace same with the following:

“3.2   The Optionee represents that it intends to take such steps as are necessary to have this Agreement accepted by the Exchange as a Qualifying Transaction prior to December 31, 2003 or such later date as may be mutually agreed upon by the parties hereto, and as may reasonably be required to complete the Qualifying Transaction.  The Optionee acknowledges and agrees that if the Qualifying Transaction does not occur prior to December 31, 2003, it will not be in a position to comply with section 4 and the Option granted by this Agreement will terminate in accordance with section 8.

3.3   If the condition precedent in section 3.1 has not been satisfied by December 31, 2003, the Optionee may, by notice in writing to the Optionor, terminate this Agreement.  Notwithstanding anything contained in this section, if no notice of termination has been given pursuant to this section and the condition precedent in section 3.1 is at any time satisfied, the Optionee will not have the right to terminate this Agreement pursuant to this section.”

2.

To delete clause 4.1(c) of the Agreement in its entirety and replace same with the following:

“(c)   paying an additional $15,000 cash (paid) and issuing 50,000 of the Shares (or paying $20,000 in lieu) to the Optionor no later than August 15, 2003 and incurring additional Expenditures on the Property of at least $185,000 no later than September 30, 2003;”

3.

Save for the amendments and additions provided for herein, which are hereby deemed to be merged with the Agreement, the terms, conditions and schedules of the Agreement shall remain in full force and effect.

4.

This Property Option Agreement may be executed in counterparts which may be delivered by facsimile. Each executed counterpart shall be deemed to be an original and all such counterparts when read together constitute one and the same instrument.

IN WITNESS WHEREOF the parties hereto have executed this Property Option Agreement on the date first above written.

RIMFIRE MINERALS CORPORATION
Per: __________________________
Authorized Signatory

PLUTONIC CAPITAL CORP.
Per: __________________________
Authorized Signatory

PROPERTY OPTION AMENDMENT

THIS AGREEMENT is made effective as of the 20th day of October, 2003.

BETWEEN:

RIMFIRE MINERALS CORPORATION, a company incorporated under the laws of the Province of British Columbia and having its office at 700 – 700 West Pender Street, Vancouver, British Columbia,V6C 1G8

(hereinafter referred to as "Optionor")

OF THE FIRST PART

AND:

PLUTONIC CAPITAL INC., a company incorporated under the laws of British Columbia and having its head office at #501 – 675 West Hastings Street, Vancouver, British Columbia, V6B 1N2

(hereinafter referred to as "Optionee")

OF THE SECOND PART

WHEREAS:

A.

The Optionor and Optionee entered into an option agreement dated October 28, 2002 (the “Agreement”) concerning the Tide Property;

B.

The Optionor and Optionee entered into an amendment agreement dated July 23, 2003 which, among other things, extended the Optionee’s initial exploration expenditure obligations from July 24, 2003 to September 30, 2003 (the “First Amendment”);

C.

The Optionee wishes to amend the Agreement to further extend the time by which it must incur the initial exploration expenditure obligations and nothing else.

D.

The parties hereto wish to amend the Agreement, subject to the terms and conditions  set out in this amending agreement (the “Second Amendment”).

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and the mutual covenants, representations and warranties given by each of the parties to the other, the receipt and sufficiency of which is hereby expressly acknowledged, the parties do hereby agree as follows:

1.

EXTENSIONS

(a)   The reference to the date September 30, 2003 as set out in Clause 4.1(c) of the Agreement, as amended by the First Amendment, is hereby deleted and replaced by the date June 30, 2004.

(b)   The reference to the date July 24, 2004 as set out in Clause 4.1(d) of the Agreement in respect of exploration expenditures is hereby deleted and replaced by the date September 15, 2004.

2.   COMPENSATION OF THE OPTIONOR

(a)

In consideration of the time extensions for incurring exploration expenditures granted to the Optionee in Clauses 1 (a) and (b) above, the Optionee shall, within ten (10) days of receipt of regulatory acceptance of this Second Amendment:

i.

issue 100,000 fully paid and non-assessable common shares in its capital stock to the Optionor.  Such shares shall be in addition to any existing share issuances required under the Agreement; and

ii.

deposit $185,000 in trust with the Optionor (the “Funds”) and provide the Optionor with irrevocable instructions to use such funds for the sole and express purpose of financing exploration expenditures on the Tide Property.

(a)

Upon satisfying the requirements of Clause 2.(a)(ii) above, the Optionee shall be deemed to have satisfied its $185,000 exploration expenditure requirement in accordance with Clause 4.1(c) of the Agreement, as amended herein.

(b)

The Optionor undertakes to expend the Funds on or before June 30, 2004 in accordance with the Optionee’s obligations as set out in Clause 1.(a) of this Second Amendment.

3.    APPROVAL

This Second Amendment is subject to regulatory acceptance.  Following execution by both parties, the Optionee agrees to use reasonable commercial efforts to file and obtain regulatory acceptance of this Second Amendment as soon as is reasonably possible.

4.   AGREEMENT TO CONTINUE IN FORCE

Except for the amendments as provided for in this Second Amendment, which are hereby deemed to be merged with the Agreement, the terms and conditions of the Agreement, as amended by the First Amendment, shall remain in full force and effect.

5.   EXECUTION IN COUNTERPART

This Second Amendment may be executed in counterparts which may be delivered by facsimile. Each executed counterpart shall be deemed to be an original and all such counterparts when read together constitute one and the same instrument.

IN WITNESS WHEREOF the parties hereto have executed this Second Amendment on the date first above written.

RIMFIRE MINERALS CORPORATION
Per: __________________________
Authorized Signatory

PLUTONIC CAPITAL CORP.
Per: __________________________
Authorized Signatory

PROPERTY OPTION AMENDMENT

AGREEMENT

THIS AGREEMENT is made effective as of the 20th day of November, 2003.

AMONG:

RIMFIRE MINERALS CORPORATION, a company incorporated under the laws of the Province of British Columbia and having its office at 700 – 700 West Pender Street, Vancouver, British Columbia,V6C 1G8

(hereinafter referred to as "Optionor")

OF THE FIRST PART

AND:

PLUTONIC CAPITAL INC., a company incorporated under the laws of British Columbia and having its head office at #501 – 675 West Hastings Street, Vancouver, British Columbia, V6B 1N2

(hereinafter referred to as "Optionee")

OF THE SECOND PART

AND:

SERENGETI RESOURCES INC., a company incorporated under the laws of British Columbia and having its head office at 3950 West 11th Avenue, Vancouver, British Columbia, V6R 2L2

(hereinafter referred to as "Assignee")

OF THE THIRD PART

WHEREAS:

A.

The Optionor and Optionee entered into an option agreement dated October 28, 2002 (the “Agreement”) concerning the Tide Property;

B.

The Optionor and Optionee entered into an amendment agreement dated July 25, 2003 which, among other things, extended the Optionee’s initial exploration expenditure obligations from July 24, 2003 to September 30, 2003 (the “First Amendment”);

C.

The Optionor and Optionee entered into a further amendment agreement dated October 20, 2003 which, among other things, extended the Optionee’s initial exploration expenditure obligations from September 30, 2003 to June 30, 2004 (the “Second Amendment”);

D.

The Optionee has entered into an agreement dated November 5, 2003 with the Assignee (the “Assignment of Option”) whereby the Assignee agreed, among other matters, to take the place of the Optionee in respect of certain issuances of shares and cash payments to the Optionor, and the carrying out of work programs on the Property;

E.

The Optionor is in favour of and wishes to facilitate the purposes and intent of the Assignment of Option;

F.

The Assignee wishes to amend the Agreement to provide that exploration expenditure funds be advanced rather than expended by the required due dates and extend the times by which the optional cash payments and issuances of shares shall be due to the Optionor and by which certain optional additional Expenditures on the Property shall be advanced;

G.

The Optionee wishes to amend the Agreement to provide for the changes wished by the Assignee;

H.

The parties hereto wish to amend the Agreement, subject to the terms and conditions  set out in this amending agreement (the “Third Amendment”).

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and the mutual covenants, representations and warranties given by each of the parties to the other, the receipt and sufficiency of which is hereby expressly acknowledged, the parties do hereby agree as follows:

1.

EXTENSIONS

1.

The word “incurring” in Clauses 4.1(d) and (e) and (f) of the Agreement is replaced by the word “funding”.

2.

The funding is made on or before the due dates by the Assignee by delivery to the Optionor of a negotiable instrument payable to the Optionor for the amount due to be advanced. The Optionor, as Operator shall apply the funds to pay for Expenditures on the Property in the calendar year the funding is received or in the calendar year immediately following, such Expenditures, to the greatest extent possible, to be qualifying Canadian Exploration Expenses (“CEE”) as that term is defined in the Income Tax Act (Canada) for the account of the Assignee.

3.

The references to the dates July 24, 2004 and  July 24, 2005 and July 24, 2006 as set out in Clauses 4.1(d) and (e) and (f) respectively of the Agreement in respect of exploration expenditures are hereby deleted and replaced by the dates December 31, 2004 and December 31, 2005 and December 31, 2006 respectively.

2.   COMPENSATION OF THE OPTIONOR

In consideration of the time extensions for the cash payments, the share issuances, and the exploration Expenditures advances granted to the Optionee and to the Assignee in Clauses 1 (a) and (b) above, the Assignee shall:

i.

within ten (10) days of receipt of regulatory acceptance of this Third Amendment issue 100,000 fully paid and non-assessable common shares in its capital stock to the Optionor; such shares shall be in addition to any existing share issuances required under the Agreement; and,

i.

on each of the payment dates, as amended by this Third Agreement, specified in clauses 4.1(d) and (e) and (f) of the Agreement, issue to the Optionor 25,000 fully paid and non-assessable common shares in the capital stock of the Assignee in addition to the 50,000 shares specified in those clauses prior to this Third Amendment.

3.    APPROVAL

To the extent that this Third Amendment is subject to regulatory acceptance, following execution by all parties the Optionee and the Assignee agree to use reasonable commercial efforts to file and obtain regulatory acceptance of this Third Amendment as soon as is reasonably possible.

4.   AGREEMENT TO CONTINUE IN FORCE

Except for the amendments as provided for in this Third Amendment, which are hereby deemed to be merged with the Agreement, the terms and conditions of the Agreement, as amended by the First and Second Amendments, shall remain in full force and effect.

5.   EXECUTION IN COUNTERPART

This Third Amendment may be executed in counterparts which may be delivered by facsimile. Each executed counterpart shall be deemed to be an original and all such counterparts when read together constitute one and the same instrument.

IN WITNESS WHEREOF the parties hereto have executed this Third Amendment on the date first above written.

RIMFIRE MINERALS CORPORATION
Per: __________________________
Authorized Signatory

PLUTONIC CAPITAL CORP.
Per: __________________________
Authorized Signatory

SERENGETI RESOURCES INC.
Per: __________________________
Authorized Signatory

   The Gold Company

Newmont Mining Corporation

1700 Lincoln Street

Denver, CO 80203

Phone 303.837.5820

Facsimile 303.837.5851

Email david.dehlin@newmont.com

www.newmont.com

Rimfire Minerals Corporation

Suite 700 - 700 West Pender St.

Vancouver, B.C., Canada V6C 1G8

ATTN: David Caulfield, President & CEO

Subject:    YUKON TARGETED EXPLORATION INITIATIVE AGREEMENT

Yukon Territory, Canada

Dear David:

This letter is a follow up to recent discussions of a proposed exploration alliance (“Exploration Alliance”) for the Yukon Targeted Exploration Initiative (“YTEI”).  The YTEI will focus on grass-roots exploration within a defined area or areas, yet to be determined (“Target Areas”), in the Yukon Territory, Canada that lie within the area outlined in Mark Baknes’ memo dated 26-March-2003, a copy attached (the “Study Area”). In consideration of the mutual covenants and agreements herein contained, this letter outlines the general terms and conditions of our agreement with respect to YTEI (“Agreement”). This Agreement shall be effective on 14-November-2003 (the “Effective Date”).

Phase 1 (Winter 2003 - 2004)

1. Parties. Newmont Canada Limited (“Newmont”) and Rimfire Minerals Corporation (“Rimfire”) shall contribute equally to a compilation/targeting project examining the Study Area.

2. Phase 2 Work & Budget. The budget for Phase 1 work shall be up to CDN$40,000 (“Phase 1 Budget”). Phase 1 work shall include out of pocket expenses such as travel, copying, landsat imagery, etc. (but not salaries). The parties shall mutually agree in advance to any expenditures to be charged to the Phase 1 Budget. Newmont and Rimfire shall track their respective expenditures and advise each other of such expenditures on a monthly basis. Upon the conclusion of Phase 1 all approved expenses charged to the Phase 1 Budget shall be split equally between the parties.

3. Compilation. The YTEI compilation will be conducted by Mark Baknes (Rimfire) and Stephen Turner (Newmont) (or other designee) and will define possible Target Areas for exploration.

4. Contribution of Data. Newmont and Rimfire will contribute to the Exploration Alliance all respective in-house data pertaining to the Study Area to the compilation at no cost to the other party. All contributed data shall remain the sole property of the contributing party, and shall be held strictly confidential by the other party.  Upon request by the contributing party at any time, the other party shall return all such contributed data.

5. No Property Acquisition. The parties do not intend to acquire mineral properties during Phase 1.

6. Termination. This Agreement shall terminate upon the earlier of (a) the parties do not mutually agree to continue into Phase 2, (b) written notice to the other by either party at any time, or (c) otherwise on 30-April-2004.

Phase 2 (Summer 2004)

1. Phase 2 Work & Budget. If, upon the completion of Phase 1, the parties mutually agree to proceed with Phase 2, Newmont and Rimfire shall contribute equally to Phase 2 work. The budget for Phase 2 work shall be up to an additional CDN$300,000, or as such amount may be modified by mutual agreement to reflect realistic programs (“Phase 2 Budget”). Phase 2 work shall include out of pocket expenses by the parties related to field reconnaissance activities following up on the Target Areas generated during Phase 1 (but not Newmont/Rimfire salaries). The parties shall mutually agree in advance as to the scope, nature and timing of Phase 2 work to be undertaken by the Exploration Alliance. Newmont and Rimfire shall track their respective expenditures and advise each other of such expenditures on a monthly basis. Upon the conclusion of Phase 2 all approved expenses charged to the Phase 2 Budget shall be split equally between the parties. All data developed pursuant to the Exploration Alliance shall be owned by both parties.

2. Property Acquisition. During the course of the Phase 2 program, either party may, on behalf of the Exploration Alliance, elect to acquire interests in mineral properties within the Target Areas as provided in this paragraph. During the term of the Exploration Alliance any mineral property that is acquired by or on behalf of a party or any affiliate within the Target Areas, other than property acquired from a third party, shall promptly be presented to the other party (each a “Presented Property”) for possible inclusion under the Exploration Alliance to become a property (“Venture Property”) subject to a joint venture agreement described below. The party to whom a Presented Property is presented shall have a reasonable time (but not exceeding 60 days of accessible weather conditions) to elect whether it wants to include a Presented Property as a Venture Property. If the party to whom the Presented Property is presented elects to include the Presented Property as a Venture Property, the acquiring party’s out of pocket expenses incurred in acquiring the Presented Property shall be charged to the Phase 2 Budget.  Any Presented Property that is rejected by the other party may be retained solely by the acquiring party for its own account. All costs incurred in respect of a Presented Property that is rejected by the other party shall be for the sole account of the acquiring party and shall not be charged to the Phase 2 Budget.

3. Joint Venture Agreement(s). Promptly upon a Presented Property being included as a Venture Property, the parties shall enter into a separate joint venture agreement (“JVA”) with respect to that Venture Property, along the lines of the attached Term Sheet.  Unless agreed otherwise, each Venture Property shall be the subject of a separate JVA.  For clarity, the Phase 2 field reconnaissance activities in the Target Areas shall continue in accordance with the terms and conditions of this Agreement despite the formation of one or more JVAs.

5. Termination. Phase 2 shall terminate upon the earlier of (a) written notice to the other by either party at any time, (b) the expenditure of the full Phase 2 Budget, or (c) otherwise on 30-April-2005.

General

1. Other Opportunities.  Any property within the Study Area or the Target Areas that is owned or controlled by a party on the date of this Agreement and any property within the Study Area or the Target Areas that is acquired by either party from a third party during the term of this Agreement shall, unless otherwise mutually agreed, be specifically excluded from the Exploration Alliance and this Agreement and either party shall be free to hold, explore, develop and mine any such property on its own behalf.

2. Further Assurances. Each of the parties shall execute and deliver all such further documents and do such further acts and things as may be reasonably required from time to time to give effect to this Agreement.

3. Confidentiality/News Releases. All data and information coming into the possession of the parties pursuant to the Exploration Alliance shall be deemed strictly confidential and shall be kept strictly confidential by the parties and, except as required by law or regulation, no party shall make any public announcement or disclosure related to the Exploration Alliance without the disclosing party first giving at least three (3) business days prior written notice to the other party setting forth the content of the proposed disclosure, the reason therefore and the opportunity to comment on the proposed disclosure.

Provided the foregoing is consistent with your understanding of our discussions, please so indicate by signing is the space below and returning a copy of this letter to me via fax 303-837-5851.

We look forward to working with Rimfire on this project.

Sincerely,

NEWMONT MINING CORPORATION

David Dehlin

Manager of Land

AGREED AND ACCEPTED Newmont Canada Limited By: _____________________________ Richard K. Gorton Director of New Business Opportunities	AGREED AND ACCEPTED Rimfire Minerals Corporation By: _____________________________ David Caulfield President & CEO

TERM SHEET

Newmont - Rimfire Venture

Yukon Targeted Exploration Initiative

1. Property. Newmont Canada Limited (“NEWMONT”) and Rimfire Minerals Corporation (“RIMFIRE”) to enter into a joint venture (“Venture”) covering certain interests in land within the Yukon Territory, Canada identified pursuant to that certain Yukon Targeted Exploration Initiative Agreement between the parties dated 14-November-2003 (the “Property”).

2. Initial Interests. Upon execution of a definitive joint venture agreement (“JVA”) each of NEWMONT and RIMFIRE shall own and be fully vested in a 50% interest in the Property.  The deemed initial contribution of each party shall be CDN$3M.

3. First Additional Earn-In. NEWMONT may in its sole discretion, elect to earn and vest in an additional 10% interest in the Property for a total of 60% by completing C$1.5M in Minimum Work Expenditures on the Property within 3 years following the effective date of the JVA (“First Additional Earn-In”). The Minimum Work Expenditures are optional by NEWMONT, but shall be required in order for NEWMONT to vest in the First Additional Earn-In. “Minimum Work Expenditures” shall include all costs of evaluation, exploration and development of the Property and land holding costs. NEWMONT may elect to pay cash in lieu in the event of any shortfall. If (a) NEWMONT elects not to proceed with the First Additional Earn-In, or (b) NEWMONT elects to proceed with the First Additional Earn-In but later decides not to complete the First Additional Earn-In NEWMONT shall forfeit its right to such additional 10% interest and transfer its 50% interest in the Property to RIMFIRE and RIMFIRE shall execute and deliver to NEWMONT a royalty agreement agreeing to pay to NEWMONT the NSR royalty specified in paragraph 5 below in respect to the Property. Upon completion of the First Additional Earn-In NEWMONT shall own a 60% interest in the Property.

4. Second Additional Earn-In. Upon completion of the First Additional Earn-In, NEWMONT may in its sole discretion, elect to earn and vest in an additional 15% interest in the Property for a total of 75% by continuing to solely fund Venture expenditures until the completion of a bankable feasibility study (“BFS”) on the Property (“Second Additional Earn-In”), such BFS to be of customary NEWMONT quality, subject to confirmation by a recognized third party. If NEWMONT later decides not to complete the Second Additional Earn-In NEWMONT shall forfeit its right to such additional 15% interest. Upon completion of the Second Additional Earn-In NEWMONT shall own a 75% interest in the Property.

5. Funding. In accordance with the Initial Interests or following the First Additional Earn-In or the Second Additional Earn-In, as applicable, the parties shall fund their proportionate share of work programs and budgets in accordance with the JVA. If a party elects to contribute to a program and budget some lesser amount than its respective participating interest, or not at all, the respective participating interests of the parties shall be recalculated at the time of election by dividing; (i) the sum of (a) the deemed value of the party's deemed initial contribution, (b) the total of all of the party's regular contributions, and (c) the amount, if any, the party elects to contribute to a program and budget; by (ii) the sum of (a), (b) and (c) above for both parties; and then multiplying the result by one hundred. If either party's interest is diluted to 10%, or less, such party's interest shall be automatically transferred to the non-diluted party and the non-diluted party shall convey to the diluted party a non-participating net smelter returns royalty (“NSR”) on the Property in accordance with the following schedule. A party’s default in cash calls after electing to participate shall result in forfeiture of its interest and it shall not be entitled to the NSR.

NSR %	Gold Price
1.5%	<US$300/oz
2.0%	>US$300/oz to<US$400/oz
3.0%	>US$400/oz to<US$500/oz
4.0%	>US$500/oz

* The NSR shall be offset by the amount of any third party royalty, but in no event shall the NSR percentage paid to a diluted party be less than 1.5%.

* Provided, however, for mineral(s) other than precious metals, regardless of the existence of a third party royalty, the NSR percentage paid to a diluted party shall be a flat 1.5%.

6. Management. Upon execution of a definitive JVA a management committee shall be formed consisting of an equal number of designated and alternative representative(s) from NEWMONT and RIMFIRE. The votes of each representative shall be in proportion to its interest, and approval of the parties holding in excess of a 50% interest shall be required in order to make a decision or approve a program and budget. In the event of a deadlock, (a) prior to completion of the First Additional Earn-In NEWMONT shall be deemed to hold a tie-breaking vote and (b) subsequent to completion of the First Additional Earn-In the manager shall be deemed to hold a tie-breaking vote; provided, however, when voting on programs and budgets, the manager shall first consider the legitimate concerns of the other party. The parties shall initially appoint RIMFIRE as the manager with overall management responsibility for operations. Subsequent to the completion of the First Additional Earn-In NEWMONT shall have the right to be appointed the manager and NEWMONT may elect to continue to be the manager so long as it maintains an interest equal to or greater than that of the other party. The manager shall be entitled to charge the Venture a management fee equal to (a) 7.5% of direct Venture costs associated with evaluation or exploration (except that the management fee percentage for any contract for materials and services which exceed the aggregate of US$50,000 in any program/budget period shall be 3%), (b) 5% of direct Venture costs associated with development (except that the management fee percentage for any contract for materials and services which exceed the aggregate of US$50,000 in any program/budget period shall be 3%), and (c) 3% of direct Venture costs during mining. Such management fee percentage shall be subject to review by the management committee from time to time.

7. Termination. Either party may withdraw from the Venture at any time, subject to any obligations arising out of operations conducted prior to withdrawal.

8. Area of Interest. The Venture shall include an "Area of Interest" which shall be limited to the exterior boundaries of the Property. Any interest or right to acquire any interest in land or minerals within the Area of Interest that is acquired by or on behalf of a party or any affiliate may, at the election of the non-acquiring party, become part of the Property and subject to the Venture.

9. Maintenance of Property. During the term of the JVA the manager shall perform all acts, make all governmental payments, make any minimum investments required by law and make any payments required to maintain the Property in good standing. Prior to the First Additional Earn-In or the Second Additional Earn-In, as applicable, NEWMONT’s costs associated with maintaining the Property shall be applied to the Minimum Work Expenditures.

10. Confidentiality/News Releases. All data and information coming into the possession of the parties pursuant to the Venture shall be deemed strictly confidential and shall be kept strictly confidential by the parties and, except as required by law or regulation, no party shall make any public announcement or disclosure related to the Property or the Venture without the disclosing party first giving at least three (3) business days prior written notice to the other party setting forth the content of the proposed disclosure, the reason therefore and the opportunity to comment on the proposed disclosure.

11. Reporting. During the term of the Venture the manager shall provide to the non-manager quarterly summary reports of all operations and shall provide assay and other data on a timely basis and as reasonably requested by the non-manager.

12. Assignment. NEWMONT and RIMFIRE shall each have the unrestricted right to assign their interest in the Venture to an affiliate, and the right to assign their interest in the Venture to third party, subject to a right of first refusal by the other party.

13. Model Form 5 Mining Venture Agreement. The provisions of the JVA shall be consistent with the terms hereof and generally follow the Model Form 5 Mining Venture Agreement of the Rocky Mountain Mineral Law Foundation (1984); provided, however, the parties specifically recognize that it may be necessary or convenient to create a corporate joint venture to replace the JVA, and in such event the parties agree to subsequently execute definitive documentation to replace the JVA. Such definitive documentation shall reflect the terms and intent of the JVA and shall, except as otherwise provided in the JVA or necessary to comply with local law, be similar in form and substance to the Model Form 5 Mining Venture Agreement of the Rocky Mountain Mineral Law Foundation (1984).

MANAGEMENT AGREEMENT

THIS AGREEMENT made as of the 1st day of December, 2003.

BETWEEN:

RIMFIRE MINERALS CORPORATION ,

of 700 -700 West Pender

Street, Vancouver, British Columbia, V6C IG8

(the "Company")

OF THE FIRST PART

AND:

EQUITY ENGINEERING LTD.,

of 700- 700 West Pender Street,

Vancouver, British Columbia, V6C IG8

(the "Manager")

OF THE SECOND PART

WHEREAS:

A.

One of the principals of the Manager is David A. Caulfield ("Caulfield "), who has expertise in administration and management which is of value to the Company;

B.

The Company wishes to engage the Manager to provide administration and management services to the Company on the terms and conditions set out in this Agreement;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and of the mutual covenants hereinafter contained, and other good and valuable consideration, the receipt of which is acknowledged, the parties hereto agree as follows:

1.

The Company agrees to engage the Manager on the terms and conditions set out herein, commencing as of March 1, 1999.

2.

The Manager, through Caulfield, shall be responsible for the general administration and management of the Company, together with such other duties and responsibilities, as the Board of Directors of the Company shall decide from time to time.

3.

The Company hereby agrees to remunerate the Manager in an amount to be mutually agreed upon at each anniversary date for providing and continuing to provide the services referred to in paragraph 2 herein. The amount shall be $8,000 per month commencing as of the date hereof until February 28, 2005.

4.

The Company hereby agrees to remunerate the Manager for the Company’s proportional share of rent, email and internet services and administrative services provided by the Manager’s employees or contractors.

5.

During the term of its engagement hereunder the Manager shall devote sufficient time, attention and expertise to the administration and management of the Company as may be necessary for the proper exercise of its duties hereunder.

6.

This Agreement shall continue until February 28, 2005, provided, however, that either party hereto may terminate this Agreement by giving six months written notice to the other party. In the event the Company does not provide the required six months notice, the Company shall pay the Manager a sum equal to six month's fees hereunder.

7.

Any notice under this Agreement shall be given in writing and delivered to the party to receive such notice at the address of the party indicated on page 1 hereof, or at such other address as a party may hereafter designate by notice in writing. Such notice shall be effective forthwith from the date of delivery.

8.

The Manager shall not, during or after the term of this Agreement, for its own benefit or to the detriment of the Company, disclose to any person, firm or corporation any information concerning the business or affairs of the Company that the Manager acquired during the course of, or incidental to, providing services to the Company.

9.

Upon termination of its engagement hereunder, the Manager shall immediately deliver to the Company all correspondence, documents and papers belonging to the Company, which may be in its possession or control.

10.

This Agreement may not be assigned by either party.

11.

This Agreement is subject to acceptance by regulatory authorities, if required.

12.

This Agreement shall enure to the benefit of the parties hereto or their respective successors at law.

13.

This Agreement shall be construed in accordance with the laws of the Province of British Columbia.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

RIMFIRE MINERALS CORPORATION

Per:

Authorized Signatory

EQUITY ENGINEERING LTD.

Per:

Authorized Signatory

First Amendment to

Exploration, Development and Mining Venture Agreement

( Eagle Joint Venture)

THIS AMENDMENT is made and entered into as of December 17, 2003, by and between Rimfire Alaska, Ltd ("RIMFlRE") and AngloGold (U.S.A.) Exploration Inc. (" AngloGold").

WHEREAS, RIMFlRE and AngloGold heretofore entered into that certain Exploration, Development and Mining Venture Agreement dated as of January 30, 2002 ("the Joint Venture Agreement);

WHEREAS, the Joint Venture Agreement provides for the potential exploration and development of, and the acquisition by AngloGold of an interest in certain properties owned by RIMFlRE and located in the Goodpaster Mining District, Alaska, which properties are set forth and described in Exhibit A to the Joint Venture Agreement and are defined therein as the Properties;

WHEREAS, RIMFlRE and AngloGold wish to amend the Joint Venture Agreement to include additional properties owned by RIMFlRE and AngloGold, among other things;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.

The description of the Properties set forth in Exhibit A of the Joint Venture Agreement is hereby amended to include certain additional properties currently owned or controlled separately by RIMFlRE and AngloGold, which are set forth and described in Exhibit A (the "Additional Properties"), to this Amendment.

2.

All costs associated with the location and recording of the Additional Properties above, shall be Exploration Expenses as defined in the Joint Venture Agreement, and shall be credits against those Earn-In amounts as defined in the Joint Venture Agreement and set forth in Section 2.5(b)(i) of said agreement.

3.

RIMFIRE and AngloGold agree that RIMFIRE’s costs and expenses referred to in Item#2 above amount in total to $16,533 and shall be reimbursed by AngloGold to RIMFIRE no later than January 10, 2004 and no earlier than January 1, 2004.

4.

Section 2.8(c) of the Joint Venture Agreement is deleted in its entirety and the following shall be added.

(i)

(ii)

(iii)

LOAN BY ANGLOGOLD.

(i).

Upon Rimfire's receipt of AngloGold's notice pursuant to Section 2.5(b)(5) above as to whether it intends to acquire an additional twenty percent (20%) in the Property, Rimfire, for a period of sixty (60) days shall have the right to elect, by written notice to AngloGold, to have AngloGold fund Rimfire's proportionate share of all future expenses associated with the Eagle Joint Venture, including all Exploration Expenses, work programs and budgets and Environmental Compliance expenditures, through the time of a Positive Production Decision, as hereinafter defined, which has been based upon a completed Project Feasibility Study. Although Rimfire shall have no obligation to contribute such expenses until such time as a Positive Production Decision has been made, Rimfire's proportionate share of the expenses incurred by AngloGold shall be deemed to be a loan by AngloGold to Rimfire and the total of Rimfire's proportionate share of expenses, plus interest from the date cash calls would have otherwise been made by AngloGold to Rimfire to fund such expenses, shall bear interest at the Prime Rate (as hereinafter defined) plus three percent (3%) compounded quarterly. Such expenses and interest plus attorney's fees and all other reasonable costs and expenses incurred in recovering such loans or in enforcing any lien or security interest, granted therewith (the "Loaned Amount"), shall be due and payable by Rimfire to AngloGold not later than sixty (60) days after the date the Positive Production Decision was made. Prior to the first deemed loan by AngloGold, Rimfire will grant to AngloGold, a first priority lien and security interest in Rimfire's Participating Interest and its' share of Products, to secure repayment of the Loaned Amount, until such time as Rimfire has fully repaid to AngloGold the entire Loaned Amount.

(ii).

Notwithstanding the provisions of Section 2.8(c)(i) above, within sixty (60) days after the date a Positive Production Decision is made, Rimfire shall have the right to elect to have AngloGold continue to fund all expenses incurred under the Joint Venture Agreement through the commencement of Commercial Production. In the event of such an election, Rimfire agrees to a) grant AngloGold an additional five percent (5%) Participating Interest in the property, and thereby reduce its interest in the Property by a like amount, and b) repay all Loaned Amounts out of Rimfire's proportionate share of production proceeds, until such time the Loaned Amounts including the costs and expenses allowed to be charged by AngloGold under Section 2.8(c)(i) above, have been fully repaid.

For the purposes stated herein, the term "Positive Production Decision" shall mean a decision made by AngloGold's Board of Directors, to commence Commercial Production from the Property on the basis that the Project Feasibility Study is positive as of the date of such decision. The term "Prime Rate" shall mean the interest rate quoted and published as "Prime" in The Wall Street Journal under the heading "Money Rate", as the rate may change from day to day.

(iii).

The Parties agree that all Loaned Amounts shall not continue to accrue interest during the time the Project has been placed under a Property Maintenance Program as described in Section 10.2 herein.

2.

Except as expressly set forth above, or as necessary to give effect thereto, all of the terms and provisions of the Joint Venture Agreement shall remain in full force and effect.

3.

All capitalized terms in this Amendment shall have the same meaning as in the Joint Venture Agreement unless otherwise defined. All references to "$" in this Amendment shall mean dollars of the United States of America.

In witness whereof, the parties hereto have caused this amendment to be duly executed by its authorized representative as of the date first set forth above.

Rimfire Alaska, Ltd.

By: David A. Caulfield

Title:   President

AngloGold (U.S.A.) Exploration Inc.

By: Donald J. Birak

Title: Vice President, Exploration

EXHIBIT A

To

Exploration, Development and Mining Venture Agreement

Between

Rimfire Alaska, Ltd.

And

AngloGold (U.S.A) Exploration Inc.

Effective January 30. 2002

(The Eagle Joint Venture)

Additional Properties (Rimfire):

State of Alaska Mining Claims "SAND #'s 1-39" incl. ADL #'s 605420-605458 incl.

Additional Properties (AngloGold):

State of Alaska Mining Claims "EX #'s 1-20" incl. ADL #'s 605507-605526 incl.

State of Alaska Mining Claims "EX #'s 21-33" incl. ADL #'s 641468-641480 incl.

First Amendment to

Exploration, Development and Mining Venture Agreement

(ER Joint Venture)

THIS AMENDMENT is made and entered into as of December 17, 2003, by and between Rimfire Alaska, Ltd ("RIMFlRE") and AngloGold (U.S.A.) Exploration Inc. (" AngloGold").

WHEREAS, RIMFlRE and AngloGold heretofore entered into that certain Exploration, Development and Mining Venture Agreement dated as of January 30, 2002 ("the Joint Venture Agreement);

WHEREAS, the Joint Venture Agreement provides for the potential exploration and development of, and the acquisition by AngloGold of an interest in certain properties owned by RIMFlRE and located in the Goodpaster Mining District, Alaska, which properties are set forth and described in Exhibit A to the Joint Venture Agreement and are defined therein as the Properties;

WHEREAS, RIMFlRE and AngloGold wish to amend the Joint Venture Agreement to include additional properties owned by RIMFlRE and AngloGold, among other things;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.

The description of the Properties set forth in Exhibit A of the Joint Venture Agreement is hereby amended to include certain additional properties currently owned or controlled separately by RIMFlRE and AngloGold, which are set forth and described in Exhibit A (the "Additional Properties"), to this Amendment.

2.

All costs associated with the location and recording of the Additional Properties above, shall be Exploration Expenses as defined in the Joint Venture Agreement, and shall be credits against those Earn-In amounts as defined in the Joint Venture Agreement and set forth in Section 2.5(b)(i) of said agreement.

3.

RIMFIRE and AngloGold agree that RIMFIRE’s costs and expenses referred to in Item#2 above amount in total to $5,532 and shall be reimbursed by AngloGold to RIMFIRE no later than January 10, 2004 and no earlier than January 1, 2004.

4.

Section 2.8(c) of the Joint Venture Agreement is deleted in its entirety and the following shall be added.

(c)      LOAN BY ANGLOGOLD.

(i).

Upon Rimfire's receipt of AngloGold's notice pursuant to Section 2.5(b)(5) above as to whether it intends to acquire an additional twenty percent (20%) in the Property, Rimfire, for a period of sixty (60) days shall have the right to elect, by written notice to AngloGold, to have AngloGold fund Rimfire's proportionate share of all future expenses associated with the ER Joint Venture, including all Exploration Expenses, work programs and budgets and Environmental Compliance expenditures, through the time of a Positive Production Decision, as hereinafter defined, which has been based upon a completed Project Feasibility Study. Although Rimfire shall have no obligation to contribute such expenses until such time as a Positive Production Decision has been made, Rimfire's proportionate share of the expenses incurred by AngloGold shall be deemed to be a loan by AngloGold to Rimfire and the total of Rimfire's proportionate share of expenses, plus interest from the date cash calls would have otherwise been made by AngloGold to Rimfire to fund such expenses, shall bear interest at the Prime Rate (as hereinafter defined) plus three percent (3%) compounded quarterly. Such expenses and interest plus attorney's fees and all other reasonable costs and expenses incurred in recovering such loans or in enforcing any lien or security interest, granted therewith (the "Loaned Amount"), shall be due and payable by Rimfire to AngloGold not later than sixty (60) days after the date the Positive Production Decision was made. Prior to the first deemed loan by AngloGold, Rimfire will grant to AngloGold, a first priority lien and security interest in Rimfire's Participating Interest and its' share of Products, to secure repayment of the Loaned Amount, until such time as Rimfire has fully repaid to AngloGold the entire Loaned Amount.

(ii).

Notwithstanding the provisions of Section 2.8(c)(i) above, within sixty (60) days after the date a Positive Production Decision is made, Rimfire shall have the right to elect to have AngloGold continue to fund all expenses incurred under the Joint Venture Agreement through the commencement of Commercial Production. In the event of such an election, Rimfire agrees to a) grant AngloGold an additional five percent ( 5% ) Participating Interest in the property, and thereby reduce its interest in the Property by a like amount, and b) repay all Loaned Amounts out of Rimfire's proportionate share of production proceeds, until such time the Loaned Amounts including the costs and expenses allowed to be charged by AngloGold under Section 2.8(c)(i) above, have been fully repaid.

For the purposes stated herein, the term "Positive Production Decision" shall mean a decision made by AngloGold's Board of Directors, to commence Commercial Production from the Property on the basis that the Project Feasibility Study is positive as of the date of such decision. The term "Prime Rate" shall mean the interest rate quoted and published as "Prime" in The Wall Street Journal under the heading "Money Rate", as the rate may change from day to day.

(iii).

The Parties agree that all Loaned Amounts shall not continue to accrue interest during the time the Project has been placed under a Property Maintenance Program as described in Section 10.2 herein.

1.

The word "Eagle" in the first sentence of Section 2.1 is deleted and replaced with "ER".

2.

Except as expressly set forth above, or as necessary to give effect thereto, all of the terms and provisions of the Joint Venture Agreement shall remain in full force and effect.

3.

All capitalized terms in this Amendment shall have the same meaning as in the Joint Venture Agreement unless otherwise defined. All references to "$" in this Amendment shall mean dollars of the United States of America.

In witness whereof, the parties hereto have caused this amendment to be duly executed by its authorized representative as of the date first set forth above.

Rimfire Alaska, Ltd.

By: David A. Caulfield

Title:   President

AngloGold (U.S.A.) Exploration Inc.

By: Donald J. Birak

Title: Vice President, Exploration

EXHIBIT A

To

Exploration, Development and Mining Venture Agreement

Between

Rimfire Alaska, Ltd.

And

AngloGold (U.S.A) Exploration Inc.

Effective January 30. 2002

(The ER Joint Venture)

Additional Properties (Rimfire):

State of Alaska Mining Claims "JAZZ #'s 1-13" incl. ADL #'s 605459-605471 incl.

Additional Properties (AngloGold):

State of Alaska Mining Claims "ZAPPA #'s 1-4" incl. ADL #'s 605091-605094 incl.

Northgate Exploration Limited

King Street East Suite 1602    Tel: (416) 216.Z77S

Toronto, Ontario    Fax: (416) 363-6392

Canada M5SC 1C4

March 5, 2004

Mr. David Caulfield

President & CEO

Rimfire Minerals

Suite 700,700 West Pender Avenue

Vancouver, B.C.

V6C 1G8

Fax: (604) 669-0898

Dear Dave,

RE: RDN Property

Northgate is interested in the RDN property and believe our two companies would work well together on what we believe is an intriguing target As you know North gate actively encourages partners that we judge to be technically excellent and fiscally prudent) to be operators of our Option/Joint Venture agreements. In this respect we view Rimfire as an ideal partner and following our discussions we agree with the following general outline for an Option I Joint Venture Agreement:

•

North gate may earn a 51% interest by spending $CDN 5 million over a three year period and making cash payments to Rimfire as follows:

	Payments	Work Requirement
Signing	$25,000
2004		$1,000,000
2005	$40,000	$1,500,000
2006	$60,000	$2,500,000
Vesting	$75,000

•

It is understood that the 2004 work requirement of $CDN 1,000,000 is a firm commitment on the part of Northgate Exploration Limited, subsequent work programs are at the sole discretion of Northgate. and Northgate does not vest any interest until all work and payments have been made to Rimfire.

•

Northgate may earn an additional 9% interest to a total interest of 60% by completing a feasibility study and funding all expenditures up to completion of the feasibility study. During this period Northgate will be the project operator.

•

Rimfire is Operator of the project until Northgate vests its interest. If this is handled "in house" a 7.5% management fee wil1 apply

•

If Rimfire chooses to sub-contract the management of the project to a third party at Fair Market Va1ue then Rimfire may only charge a management fee on attributable direct costs relating to management of the third party, collation, interpretation and reporting of the data presented by third party.

If you are in agreement with these terms please return one signed copy of this letter to my attention and we will have our lawyers draft the formal agreement. Following that we will get on with the discovery of an orebody.

Sincerely yours,

Northgate Exploration Limited

Chris. Rockingham

V .P .Business Development & Exploration

Accepted as presented

David A. Caulfield, P.Geo.

President, Rimfire Minerals Corporation

EXPLORATION, DEVELOPMENT AND

MINE OPERATING AGREEMENT

between

ANGLOGOLD (U.S.A.) EXPLORATION INC.

and

RIMFIRE ALASKA, LTD.

and

RIMFIRE MINERALS CORPORATION

BEVERLY PROJECT

GOODPASTER MINING DISTRICT, ALASKA

	TABLE OF CONTENTS
Section 1.	Definitions	1
1.1	Account.	1
1.2	Accounting Procedure	1
1.3	Affiliate.	1
1.4	Appurtenances.	2
1.5	Assets.	2
1.6	Commercial Production.	2
1.7	Development	2
1.8	Dollars.	2
1.9	Earn-In	2
1.10	Effective Date.	2
1.11	Environmental Compliance	2
1.12	Environmental Laws	2
1.13	Environmental Liabilities	2
1.14	Exploration	3
1.15	Exploration Expenses.	3
1.16	Force Majeure.	3
1.17	Governmental Rentals.	3
1.18	Initial Contribution.	3
1.19	Interim Manager.	3
1.20	Joint Venture.	3
1.21	Keltic Property.	3
1.22	Law or Laws.	4
1.23	Management Committee.	4
1.24	Manager.	4
1.25	Mine	4
1.26	Minerals.	4
1.27	Mining
1.28	Non-Manager.	4
1.29	Operations.	4
1.30	Participating Interest.	4
1.31	Participating Participant.	4
1.32	Participant or Participants.	5
1.33	Party or Parties.	5
1.34	Positive Production Decision.	5
1.35	Prime Rate.	5
1.36	Project.	5
1.37	Project feasibility Study	5
1.38	Property or Properties.	5
1.39	Non-Participating Participant.	5
1.40	Replacement Manager.	5
1.41	Royalty	5

Section 2.	Name, Purpose, Interests and Obligations of The Participants	7
2.1	Name	7
2.2	Purposes.	7
2.3	Determination of a Project.	7
2.4	Limitation	7
2.5	Initial Contributions By Participants.	7
	(a) RIMFIRE	7
	(b) ANGLOGOLD.	7
2.6	Failure of ANGLOGOLD to Make Initial Contribution, Termination of Rights, No Partial Vesting	9
2.7	Participating Interests.	10
	(a) RIMFIRE	10
	(b) ANGLOGOLD.	10
2.8	Cost Shares.	10
	(a) RIMFIRE	10
	(b) ANGLOGOLD.	10
2.9	Management Service Obligations.	12
	(a) Manager.	12
	(b) Non-Manager.	12
2.10	Conveyances.	12
2.11	Sharing of Production.	12
2.12	Title.	12

Section 3.	Representations of Participants	12
3.1	Representations of RIMFIRE	12
3.2	Representations of ANGLOGOLD	14

Section 4.	Term And Termination Procedures	15
4.1	Termination.	15
4.2	Term.	15
4.3	Continuing Obligations	16
4.4	Distribution of Assets.	16
4.5	Implementation.	16

Section 5.	Accounting By ANGLOGOLD and Manager; Reports Records and Inspections During Earn-in; Expense Statements and Sales of Assets	16
5.1	Accounting By ANGLOGOLD	16
5.2	Reports By ANGLOGOLD During Earn-in	17
5.3	Records of ANGLOGOLD During Earn-in.	17
5.4	Inspections By RIMFIRE During Earn-in.	17
5.5	Accounting By Manager	18
5.6	Expenses.	18
5.7	Sale.	18

Section 6.	Designation of Manager, Rights and Duties, and Set-off	18
6.1	Appointment.	18
	(a) ANGLOGOLD	18
	(b) RIMFIRE	18
6.2	Rights and Duties.	18
6.3	Set-Off.	22

Section 7.	Change of Manager	22
7.1	Change of Manager.	22
7.2	Replacement Manager	22

Section 8.	Insurance	23

Section 9.	Management Committee	23
9.1	Membership and Scope	23
9.2	Decisions.	23
9.3	Unanimous Approval Required.	23
9.4	Designation of Representatives.	24
9.5	Meetings.	24
9.6	Dissolution of Management Committee.	24

Section 10.	Submission and Approval of Work Plans and Budgets	24
10.1	Work Plans and Budgets.	25
10.2	Property Maintenance Program.	25
10.3	Approval.	25
10.4	Supplemental Work Plans.	25
10.5	Budget Overruns	26

Section 11.	Participation, Dilution And Conversion	26
11.1	Participation and Non-Participation.	26
11.2	Adjustment of Participating Interest.	27
11.3	Participation Following Dilution.	27
11.4	Default.	27
	(a) Conversion and Effect Thereof.	27
	(b) Conversion To Royalty	28

Section 12.	Allocation And Disposition of Production	28

Section 13.	Abandonment, Surrender And Reacquisition of Properties	28
13.1	Abandonment of Properties	28
13.2	Reacquisition.	28

Section 14.	Taxation	29
14.1	Taxes.	29
14.2	Elections.	29

Section 15.	Force Majeure	29
15.1	Force Majeure.	29
15.2	Environmental Force Majeure.	29
15.3	Notification.	30

Section 16.	Liability And Indemnity	30
16.1	Liability To Third Parties.	30
16.2	Indemnity	32
	(a) RIMFIRE, Pre-Effective Date Liabilities	32
	(b) ANGLOGOLD, Liabilities Prior To Initial Contribution	32
	(c) Cross Indemnities, Unauthorized Liabilities	32
16.3	Damages.	32

Section 17.	Relationship of The Participants	32
17.1	No Partnership	32
17.2	Employees.	33
17.3	Certain Restrictions.	33
17.4	Engaging in Business.	33

Section 18.	Data, Information And Confidentiality	33
18.1	Confidentiality.	33
18.2	Public Announcements.	33
18.3	Exceptions.	33
18.4	Duration of Confidentiality	34
18.5	Delivery of Data at Termination	34

Section 19.	Transfer And Assignment of Interests	34
19.1	Restriction on Transfer	34
19.2	Security Instruments and Liens.	35
19.3	Preferential Purchase Right	35
19.4	Entire Interest	35
19.5	Effective Date of Assignment.	36
19.6	Governmental Approval or Authority.	36
19.7	Exempt Transactions.	36

Section 20.	Dispute Resolution	36
20.1	Informal Dispute Resolution	36
20.2	Arbitration	36

Section 21.	Miscellaneous Provisions	37
21.1	Covenant Running with the Land.	37
21.2	Investor Tours	37
21.3	Governing Law.	38
21.4	Partition of the Properties.	38
21.5	Disputes Not to Interrupt Operations.	38
21.6	Attorneys' Fees and Costs	38
21.7	No Implied Covenants.	38
21.8	Integration and Amendments.	38
21.9	Other Instruments.	39
21.10	Construction.	39
21.11	Recording Memorandum.	39
21.12	Counterparts.	39
21.13	Notices.	39
21.14	Succession.	39
EXHIBIT A - PROPERTY
EXHIBIT B - ACCOUNTING PROCEDURES
EXHIBIT C - NET PROFITS INTEREST ROYALTY

EXPLORATION, DEVELOPMENT, AND MINE OPERATING AGREEMENT

This EXPLORATION, DEVELOPMENT, AND MINE OPERATING AGREEMENT (“Agreement”) is made effective as of June 22, 2004 (“Effective Date”), by and between RIMFIRE ALASKA, LTD., an Alaska corporation (“RIMFIRE”), and ANGLOGOLD (U.S.A.) EXPLORATION INC., a Delaware corporation ("ANGLOGOLD").

RIMFIRE owns or controls certain State of Alaska mining claims situate in the Goodpaster Mining District, Alaska, and more particularly described in Exhibit A attached hereto and incorporated herein by this reference (the “Property”);

RIMFIRE and ANGLOGOLD wish to associate themselves together for the joint exploration, development, and mine operation of the Property and such other mining properties as the Participants may acquire in the name of, or for, or on behalf of, the Joint Venture (collectively the “Properties”);

RIMFIRE desires to earn its Participating Interest in the Joint Venture by conveying Property, as described in Exhibit A to the Joint Venture;

ANGLOGOLD desires to earn its Participating Interest in the Joint Venture by expending One Million Dollars ($1,000,000) in Exploration Expenses on the Properties during a period commencing with the Effective Date and RIMFIRE is willing to thereafter contribute the Property held by it on the Effective Date in consideration for its Participating Interest; and

The Participants further desire to conduct joint Operations for the purpose of exploring for, developing, and producing Minerals from the Properties pursuant to the terms and conditions contained in this Agreement.  Therefore, in consideration of the premises and the mutual promises recited below, the Participants hereby agree as follows:

Section 1.   Definitions

Whenever used in this Agreement, unless otherwise expressly provided, the terms defined below shall have the meanings assigned to them in this Section 1.

1.1   Account.  "Account" shall mean the account maintained by the Manager showing respective charges and credits accruing to the Participants.  These charges and credits shall arise as a result of Operations, land acquisition, land maintenance costs, land payments, and any other expenditures incurred or revenues received as a result of activities conducted pursuant to this Agreement.  The Account shall be administered in accordance with the Accounting Procedure.

1.2   Accounting Procedure.  "Accounting Procedure" shall mean the "Accounting Procedure" attached hereto and incorporated herein as Exhibit B.

1.3   Affiliate.  “Affiliate” means any person, partnership, joint venture, corporation or other form of enterprise which directly or indirectly controls, is controlled by, or is under common control with, a Participant.  For purpose of the preceding sentence, “control” means possession, directly or indirectly, of the power to direct or cause direction of management and policies through ownership of voting securities, contract, voting trust or otherwise.

1.4   Appurtenances.  "Appurtenances" shall mean without limitation all surface, subsurface, easements, access, water or other incidental or appurtenant rights or interests pertaining to the real or other property interests comprising the Properties, together with any equipment, machinery, fixtures, and other Assets presently located on or acquired for the benefit of the Properties or later contributed by either Participant or acquired pursuant to an approved work plan and budget.

1.5   Assets.  “Assets” shall mean the Properties, Appurtenances, Minerals and all other real and personal property, tangible and intangible, including existing or after-acquired Assets and all contract rights held for the benefit of the Participants hereunder, including such assets as are contributed to the purposes of this Agreement pursuant to Section 2.5 hereof.

1.6   Commercial Production.  "Commercial Production" shall mean the removal, extraction, production, concentration and/or processing of Minerals from the Properties.  However, Commercial Production shall not include production for purposes of sampling, assaying, testing, analysis or evaluation.

1.7   Development.  “Development” means all preparation for the removal and recovery of Minerals, including the construction or installation of a mill or any other improvements to be used for the mining, handling, milling, beneficiation or other processing of Minerals.

1.8   Dollars.  Unless specified otherwise herein, "Dollars", "$", and all other references to money or currency in this Agreement shall mean lawful money of the United States of America.

1.9   Earn-in.  “Earn-in” means, (i) the Initial Contribution to be made by ANGLOGOLD over the 4 year period commencing with the Effective Date of this Agreement and terminating on the fourth anniversary thereof in order for ANGLOGOLD to acquire its Participating Interest in the Joint Venture as provided in Section 2.7(b)., and (ii) RIMFIRE’S conveyance of the Property to the Joint Venture.

1.10   Effective Date.  “Effective Date” shall mean June 22, 2004..

1.11   Environmental Compliance.  “Environmental Compliance” means actions performed during or after Operations to comply with the requirements of all Environmental Laws, permits or contractual commitments related to compliance with Environmental Laws or reclamation of the Properties.

1.12   Environmental Laws.  "Environmental Laws" means Laws aimed at reclamation or restoration of the Properties; abatement of pollution; protection of the environment; monitoring environmental conditions; protection of wildlife, including endangered species; ensuring public safety from environmental hazards; protection of cultural or historic resources; management, storage or control of hazardous materials and substances; releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances as wastes into the environment; and all other Laws relating to the manufacturing, processing, distribution, use, treatment, storage, disposal, handling or transport of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

1.13   Environmental Liabilities.  "Environmental Liabilities" means any and all claims, actions, causes of action, damages, losses, liabilities, obligations, fines, penalties, judgments, amounts paid in settlement, assessments, costs, disbursements, or expenses (including, without limitation, attorneys' fees and costs, experts' fees and costs, and consultants' fees and costs) of any kind or of any nature whatsoever that are asserted against either Participant, by any person or entity, alleging liability (including, without limitation, liability for studies, testing or investigatory costs, cleanup costs, response costs, removal costs, remediation costs, containment costs, restoration costs, corrective action costs, closure costs, reclamation costs, natural resource damages, property damages, business losses, personal injuries, penalties or fines) arising out of, based on or resulting from (i) the presence, release, threatened release, discharge or emission into the environment of any hazardous materials or substances existing on, beneath or above the Properties and/or emanating or migrating and/or threatening to emanate or migrate from the Properties to off-site properties; (ii) physical disturbance of the environment; or (iii) the violation or alleged violation of any Environmental Laws.

1.14   Exploration.  “Exploration” means activities directly related to ascertaining the existence, location, quantity, quality, or commercial value of deposits of Minerals.

1.15  Exploration Expenses.  "Exploration Expenses" shall mean and include expenditures made by ANGLOGOLD in its sole discretion, after the Effective Date, to ascertain the existence, location, extent or quantity of any deposit of Minerals on the Properties including, without limitation, drilling and other exploration activities directly related to drilling, mapping, surveying, sampling, assaying, geophysical work, metallurgical testing, feasibility studies, geochemical analyses, road building, and trenching, as well as all land acquisition costs and land holding costs  made by or reimbursed to RIMFIRE by ANGLOGOLD for the staking and location of mining claims, lease rental payments and advance royalty payments and all Governmental Rentals.

1.16   Force Majeure.  “Force Majeure” shall have the meaning expressed in Section 15.1.

1.17   Governmental Rentals.  “Government Rentals” means all rentals, holding fees, location fees, recordation fees, maintenance payments or other payments required by any Law to be paid to the State of Alaska or other appropriate governmental agency, in order to locate or maintain any State mining claims or prospecting sites included in the Properties.

1.18   Initial Contribution.  “Initial Contribution” means the contribution each Participant has agreed to make pursuant to Section 2.5.

1.19   Interim Manager.  “Interim Manager” shall have the meaning expressed in Section 10.2.

1.20   Joint Venture.  "Joint Venture" shall mean the joint venture formed by this Agreement and the conduct of activities by the Participants under this Agreement so long as each of the Participants maintains a Participating Interest.

1.21   Keltic Property.  “Keltic Property” shall mean that Property addressed by that certain agreement by and between Rimfire Alaska Ltd., Purchaser and Western Keltic Mines Inc., as addressed herein in Section 2.5(b)(4).

1.22   Law or Laws.  “Law or Laws” means all federal, state and local laws (statutory or common), rules, ordinances, regulations, grants, concessions, franchises, licenses, orders, directives, policies, judgments, decrees, and other governmental restrictions, including permits and other similar requirements, whether legislative, municipal, administrative or judicial in nature, including Environmental Laws, which are applicable to the Assets or Operations, regardless of whether or not in existence or enacted or adopted hereafter; provided, however, nothing in this definition is intended to make laws applicable to the parties during periods when the laws are not applicable by their terms or the timing of their enactment.

1.23   Management Committee.  “Management Committee” shall mean the Management Committee established pursuant to Section 9.1.

1.24   Manager.  “Manager” means the Participant designated to serve and serving in the capacity of Manager as provided in Sections 6 and 7.

1.25   Mine.  "Mine" shall mean any adit, decline, drift, shaft, pit, drill hole, excavation, tunnel, well, opening, or other physical aspect of the Properties, whether on the surface or underground, from which Commercial Production has been or may be achieved by any method whatsoever, whether now known or hereafter developed.

1.26   Minerals.  "Minerals" shall mean all minerals subject now or in the future to Commercial Production, but excluding oil, gas, hydrocarbons, and geothermal resources if such excluded resources are the primary resources subject to recovery, and shall include ores, concentrates, precipitates, beneficiated products, and solutions containing such Minerals, and all forms in which Minerals may be found, extracted or produced, as well as any by-products thereof having present or future commercial value.

1.27   Mining.  “Mining” means the mining, extracting, producing, handling, milling, beneficiating or other processing of Minerals.

1.28   Non-Manager.-  "Non-Manager" shall mean any Participant to this Agreement other than the Manager.

1.29   Operations.  "Operations" shall mean all activities and operations undertaken pursuant to this Agreement on, under or for the benefit of the Properties, including all potential Property investigations, acquisitions, exploration, Development, mining, production, and the concentrating, beneficiating, or other processing and disposition of Minerals obtained through such Operations.

1.30   Participating Interest.  "Participating Interest" shall mean the respective interest of each Participant in production, revenues, expenses, the Assets, and liabilities resulting from Operations subject to this Agreement on a Project by Project basis.  The Participating Interests of the Participants shall be subject to adjustment and forfeiture as set forth below in this Agreement.

1.31   Participating Participant.  “Participating Participant” shall have the meaning expressed in Section 11.1.

1.32   Participant or Participants.  "Participant" or "Participants" shall mean RIMFIRE and ANGLOGOLD and their permitted successors and assigns.

1.33   Party or Parties.  “Party” or “Parties” shall mean RIMFIRE and ANGLOGOLD and their permitted successors and assigns.

1.34   Positive Production Decision.  “Positive Production Decision” shall have the meaning expressed in Section 2.8(c)(ii).

1.35   Prime Rate.  “Prime Rate” shall have the meaning expressed in Section 2.8(c)(ii).

1.36   Project.  "Project" shall mean a particular Property or Properties which the Manager determines is or may be appropriate for acquisition, exploration and/or Development pursuant to the terms of this Agreement.

1.37   Project Feasibility Study. “Project Feasibility Study” shall mean a report, prepared according to industry accepted practices and standards, either internally by ANGLOGOLD or by an independent third party, to ascertain whether Minerals from the Property can be extracted, treated and sold at a profit, and shall include, without limiting the generality of the foregoing, (a) reasonable assessments of the size and quality of the mineral reserves or minerals, (b) reasonable assessments of the amenability of the minerals to metallurgical treatment; (c) a mine plan and reasonable descriptions of the work, equipment and supplies required to bring the prospective ore body or deposits of Minerals into production, including beneficiation, environmental baseline, health and permitting requirements, and the estimated costs thereof; (d) a marketing plan for marketing products, and the assumed terms of sale and the prices to be received; (e) conclusions and recommendations regarding the economic feasibility and timing for bringing the prospective ore body or deposit of Minerals into Commercial Production, taking into account items (a) through (d) above; and (f) such other information as is customary to enable a bank or other lending institution familiar with the mining industry to make a decision as to whether to loan funds for such operations.

1.38   Property or Properties.  “Property” shall mean all right, title and interest in and to the surface and subsurface estates of all real property (whether fee simple, patented, unpatented, leasehold or otherwise) together with all minerals on or under the surface thereof as addressed in Exhibit A.  Property also includes , but is not limited to, the Property and any other interests in real property acquired after the Effective Date and held by or for the Joint Venture pursuant to the terms of this Agreement.  "Properties" shall mean more than one Property.

1.39   Non-Participating Participant.  “Non-Participating Participant” shall have the meaning expressed in Section 11.1.

1.40   Replacement Manger.  “Replacement Manger” shall have the meaning expressed in Section 7.2.

1.41   Royalty  “Royalty” shall mean the net smelter returns royalty as provided in Section 11.4(b) and as defined in Exhibit C to this Agreement.

   Section 2.   Name, Purpose, Interests and Obligations of The Participants,

2.1   Name.  The Assets shall be managed and operated by the Participants under the name of the  Beverly Joint Venture.  The Manager shall accomplish any registration required by applicable assumed or fictitious name statutes and similar statutes.

2.2   Purposes.  The purposes of the Joint Venture shall be limited to the joint acquisition, maintenance, exploration and Development of the Properties, the extraction, production and processing and sale of Minerals from the Properties, the conduct of each Project, and all matters necessary or incidental to such activities.

2.3   Determination of a Project.  The Participants have agreed to associate in a program for the joint acquisition, maintenance, exploration and Development of the Properties and the extraction, production, processing and sale of Minerals from the Properties and all matters necessary or incidental to such activities.  The Manager shall determine, subject to the control of the Management Committee, which Properties shall become Projects subject to this Agreement.  Neither Participant shall acquire any rights in any property or property interests adverse to the right and opportunity of the Joint Venture to such property or property interest until such time as the Joint Venture determines that such property or property interest shall not become a Property or Project under this Agreement.  All Properties and Projects shall be controlled by and conducted in accordance with the terms, provisions and conditions contained in this Agreement.

2.4   Limitation.  Unless the Participants otherwise agree in writing, the Operations shall be limited to the purposes described in Section 2.2, and nothing in this Agreement shall be construed to enlarge such purposes or to change the relationships of the Participants as set forth in Section 17.

2.5   Initial Contributions By Participants.

(a)   RIMFIRE.  Following Earn-in by ANGLOGOLD as provided in Section 2.5(b), RIMFIRE shall quitclaim to the Joint Venture all of its right, title and interest in and to the Property.  The agreed value of RIMFIRE’s Initial Contribution is One Million Dollars ($1,000,000.00) and, in consideration therefore, RIMFIRE shall have an initial Participating Interest of fifty percent (50%) as provided in Section 2.7(a).

(b)   ANGLOGOLD.  As its Initial Contribution ANGLOGOLD shall expend the following amounts as a condition precedent to the obligation of RIMFIRE to make its Initial Contribution as provided in Section 2.5(a) and as a condition precedent to the vesting in ANGLOGOLD of any right, title or interest in or with respect to the Properties or the Joint Venture.  The agreed value of ANGLOGOLD’s Initial Contribution is One Million Dollars ($1,000,000.00) and, in consideration therefore, ANGLOGOLD shall have an initial Participating Interest of fifty percent (50%) as provided in Section 2.7(b).

(1)   Earn-in and Exploration Expenses.  As its Initial Contribution ANGLOGOLD shall contribute to the Joint Venture Exploration Expenses totaling $1,000,000.00 in accordance with the following schedule:

Expenditure Period            Amount

On or before February 28, 2005          $50,000

On or before February 28, 2006         An additional $100,000

On or before February 28, 2007         An additional $ 350,000

On or before February 28, 2008         The difference between all earn-in exploration expenses made and the $1,000,000 total vesting requirement

The amounts listed in that expenditure period ending on or before February 28, 2005 shall be a firm commitment of ANGLOGOLD.

Amounts expended for Exploration Expenses shall be cumulative and any expenditures made in any period in excess of the amounts required for that period shall be carried forward and credited to Exploration Expenditures for subsequent period(s).  If not sooner terminated, in the event that ANGLOGOLD elects not to make, or otherwise fails to make, the full expenditure for Exploration Expenses during any period it may, at its sole election, by the last day of that period, pay to RIMFIRE the difference between the amount required for that period and the amount actually expended in satisfaction of its Exploration Expense obligation for that period.

(2)   Obligatory Claim Maintenance Filings and Governmental
Rentals

Notwithstanding ANGLOGOLD’s right to terminate this Agreement under Section 4.1, ANGLOGOLD shall make all governmental filings and pay all Governmental Rentals for the Properties due on or before December 31, 2004.  All such filings and payments shall be made at least thirty (30) days prior to the due date thereof and ANGLOGOLD shall notify RIMFIRE in writing of any failure by ANGLOGOLD to timely comply with the requirements of this Section 2.5(b)(2) at least fifteen (15) days prior to any such due date in order that RIMFIRE may elect to protect its title to the Properties held by it although it shall have no obligation to do so.  Notwithstanding any other provision of this Agreement, the termination of this Agreement for any reason, or default by ANGLOGOLD under Section 2.5(b)(1) or this Section, ANGLOGOLD shall pay all sums required to hold the Properties through the assessment year ending December 31, 2004.  Payments made by ANGLOGOLD hereunder shall constitute Exploration Expenditures and shall be credited toward the Exploration Expenditures required by Section 2.5(b)(1).  ANGLOGOLD shall, upon demand, reimburse RIMFIRE for any sums expended by RIMFIRE hereunder to protect its title to the Properties as a result of ANGLOGOLD’s failure to satisfy its obligations under this Section.  No payment by RIMFIRE hereunder shall cure any default by ANGLOGOLD under this Section 2.5(b)(2) or Section 2.5(b)(1) and any such default shall constitute a failure of ANGLOGOLD to make its Initial Contribution under Section 2.5.

(3)   Payments to RIMFIRE.  Unless sooner terminated pursuant to the terms of this Agreement, ANGLOGOLD shall make the following payments to Rimfire.  Such payments shall not be credited toward ANGLOGOLD’s earn-in expenditures. Only that payment due upon the execution of this Agreement shall be considered a firm commitment of  ANGLOGOLD.

Due Date               Amount

Upon execution of this Agreement         $25,000.00 (cash payment and claim cost reimbursement)

On or before February 28, 2005            $ 20,000.00

On or before February 28, 2006            $ 30,000.00

On or before February 28, 2007            $ 50,000.00

On or before February 28, 2008            $ 75,000.00

(4)   Payments to Western Keltic Mines Inc.  Unless sooner terminated  according to the terms of this Agreement, the Parties shall make the following payments to Western Keltic Mines Inc., pursuant to that certain agreement made effective August 1, 2003 between Rimfire Alaska Ltd., Purchaser and Western Keltic Mines Inc. (“Keltic”):

(i)

ANGLOGOLD shall be solely responsible for that payment due Keltic in the amount of CAN $25,000, following the expenditure of CAN $1,500,000 on the Keltic Property.

(ii)

The Parties, in proportion to their Participating Interests in the Joint Venture , shall be responsible for that payment due Keltic in the amount of CAN $50,000, following the expenditure of CAN $3,000,000 on the Keltic Property.

(iii)

RIMFIRE MINERALS CORPORATION shall be solely responsible for the issuance of 100,000 fully paid and nonassessable common shares in RIMFIRE MINERALS CORPORATION capital stock, following the completion of a positive Project Feasibility Study for the placing of any portion of the Keltic Property into Commercial Production.

(5)   Access To The Assets.  During Earn-in, ANGLOGOLD shall have full access to the Assets for the purposes of Exploration thereof, provided, however, that ANGLOGOLD shall during such period conduct all Operations in its own name and shall have no right or authority to encumber the Assets nor to bind RIMFIRE nor to subject RIMFIRE to, nor incur in RIMFIRE’s behalf, any obligation or liability whatever and ANGLOGOLD shall not hold itself out as having the authority to do so.  ANGLOGOLD shall indemnify RIMFIRE from and against any liability arising from events occurring after the Effective Date of this Agreement and prior to the completion by ANGLOGOLD of its Earn-in as provided in Section 16.2(b).

(6)   Option to Acquire an Additional Interest. Upon ANGLOGOLD completing its Initial Contribution, as set forth in Section 2.5(b) and ANGLOGOLD has not terminated its interest pursuant to Section 4.1(b), ANGLOGOLD shall have the option for a period of sixty (60) days to elect by written notice to RIMFIRE to acquire an additional twenty percent (20%) interest in the Property. ANGLOGOLD will provide written notice to RIMFIRE within said sixty (60) day period of whether or not it elects  to acquire an additional twenty percent (20%) interest in the Property.  If ANGLOGOLD elects to acquire the additional interest in the Property it shall perfect such acquisition by making additional Exploration Expenditures totaling  Six Hundred Thousand Dollars ($600,000) within two (2) years following the date upon which ANGLOGOLD has completed its Initial Contribution.

2.6   Failure of ANGLOGOLD to Make Initial Contribution, Termination of Rights, No Partial Vesting.  The failure of ANGLOGOLD to make its Initial Contribution as provided in Sections 2.5(b), or to cure any deficiency in Exploration Expenses pursuant to Section 5.1, shall be deemed a withdrawal from and shall cause an immediate and automatic termination of this Agreement and ANGLOGOLD shall have no further right, title or interest in or to the Agreement, the Joint Venture or the Assets and it shall take such actions as are necessary to ensure that same are free and clear of any and all claims, liens or encumbrances arising by, through or under it, except such encumbrances to which the Participants may have agreed in writing.  Termination and withdrawal shall be effective upon any such failure.

2.7   Participating Interests.

(a)   RIMFIRE.  Subject to (i) its prior satisfaction of the requirements of Section 2.5(a), and (ii) the provisions of Section 11, RIMFIRE shall have a fifty percent (50%) Participating Interest, unless ANGLOGOLD has completed the requirements of Section 2.5(b)(6), in which case RIMFIRE shall have a thirty percent (30%) Participating Interest.

(b)   ANGLOGOLD.  Subject to (i) its prior satisfaction of the requirements of Section  2.5(b),  (ii) the provisions of Section 11, and (iii) except as provided in Section 2.6, ANGLOGOLD shall have a fifty percent (50%) Participating Interest, unless ANGLOGOLD has completed the requirements of Section 2.5(b)(6), in which case ANGLOGOLD shall have a seventy percent (70%) Participating Interest.

2.8   Cost Shares.

(a)   RIMFIRE.  It is specifically agreed that during Earn-in and until ANGLOGOLD completes its Initial Contribution, RIMFIRE shall have no obligation to contribute to or otherwise defray the expenses incurred and accrued on or with respect to the activities of the Joint Venture.  Commencing with the date upon which ANGLOGOLD completes its Initial Contribution, unless ANGLOGOLD elects to earn an additional interest as provided in Section 2.5(b)(6) and subject to Section 2.5(b)(4),  RIMFIRE shall be obligated to pay, in a timely fashion, fifty percent (50%) of all costs and expenses incurred and accrued on or with respect to the activities of the Joint Venture. Should ANGLOGOLD complete the additional interest vesting requirements in Section 2.5(b)(6), RIMFIRE shall then be obligated to pay in a timely fashion thirty percent (30%) of all costs and expenses incurred and accrued on or with respect to the activities of the Joint Venture.   The obligation of RIMFIRE to pay in relation to its equity ownership percentage shall be subject to adjustment pursuant to Section 11.

ANGLOGOLD.  During Earn-in and until ANGLOGOLD completes its Initial Contribution, or if ANGLOGOLD elects to earn an additional interest as specified in Section 2.5(b)(6) and subject to Section 2.5(b)(4), ANGLOGOLD shall be obligated to pay in a timely fashion one hundred percent (100%) of all costs, including, but not limited to, all land holding costs.

(a)

LOAN BY ANGLOGOLD.

(i)

Upon RIMFIRE’S receipt of ANGLOGOLD’S notice pursuant to Section 2.5(b)(6) that it has expended the required funds to earn an additional twenty percent (20%) in the Property, RIMFIRE, for a period of one hundred (100) days after receipt of such notice shall have the right to elect, by written notice to ANGLOGOLD, to have ANGLOGOLD fund RIMFIRE’S proportionate share of future expenses associated with the Beverly Joint Venture, including all Exploration Expenses, work programs and budgets and environmental compliance expenditures through the time of a Positive Production Decision, as hereinafter defined, which has been based upon a complete Project Feasibility Study.  Although RIMFIRE shall have no obligation to contribute such expenses until such time as a Positive Production Decision has been made, RIMFIRE’S proportionate share of the expenses incurred by ANGLOGOLD shall be deemed to be a loan by ANGLOGOLD to RIMFIRE and the total of RIMFIRE’S proportionate share of expenses, plus interest from the date cash calls would have otherwise been made by ANGLOGOLD to RIMFIRE to fund such expenses, shall bear interest at the Prime Rate (as hereinafter defined) plus three percent (3%) compounded quarterly.  Such expenses and interest plus attorney’s fees and all other reasonable costs and expenses incurred in recovering such loans or in enforcing any lien or security interest, granted therewith (the “Loaned Amount”), shall be due and payable by RIMFIRE to ANGLOGOLD not later than sixty (60) days after the date the Positive Production Decision was made.  Prior to the first deemed loan by ANGLOGOLD, RIMFIRE will grant to ANGLOGOLD, a first priority lien and security interest in RIMFIRE’S Participating Interest and its’ share of Minerals, to secure repayment of the Loaned Amount, until such time as RIMFIRE has fully repaid to ANGLOGOLD the entire Loaned Amount.

(ii)

Notwithstanding the provisions of Section 2.8(c)(i) above, within sixty (60) days after the date  a Positive Production Decision is made, RIMFIRE shall have the right to elect to have ANGLOGOLD continue to fund all expenses incurred under the Agreement through the commencement of Commercial Production.  In the event of such an election, RIMFIRE agrees to a) grant ANGLOGOLD an additional five percent (5%) Participating Interest in the property, and thereby reduces its’ interest in the Property by a like amount, and b) repay all Loaned Amounts out of RIMFIRE’S proportionate share of production proceeds, until such time the Loaned Amounts including the costs and expenses allowed to be charged by ANGLOGOLD under Section 2.8(c)(i), have been fully repaid.  For the purpose stated herein, the term “Positive Production Decision” shall mean a decision made by ANGLOGOLD’S Board of Directors, to commence Commercial Production from the Property on the basis that the Project Feasibility Study is positive as of the date of such decision.  The term “Prime Rate” shall mean the interest rate quoted and published as “Prime” in The Wall Street Journal under the heading “Money Rate”, as the rate may change from day to day.

(iii)

The Parties agree that all Loaned Amounts shall not continue to accrue interest during the time the Project has been placed under a Property Maintenance Program as described in Section 10.2 herein.

2.9   Management Service Obligations.

(a)   Manager.  Provided that it has made its Initial Contribution and is the holder of a Participating Interest, a Participant, while serving as Manager as provided in Section 6, may charge the Joint Venture for management and administrative services and overhead costs in accordance with Section 2.13 of the Accounting Procedure.

(b)   Non-Manager.-  When not serving as the Manager, any management, administrative, or legal services provided to or for the benefit of the Joint Venture by the Non-Manager with respect to Operations shall be paid by the Joint Venture at standard rates in accordance with the Accounting Procedure or customary rates for such services in Alaska. The Non-Manager shall not be entitled to be paid for any management, administrative, legal or other services without having first received written authorization from the Manager to  provide such services.

2.10   Conveyances.  Subject to all of the terms and conditions of this Agreement, the Participants hereby agree to execute and the Manager shall file of record any necessary assignments, conveyances, statements or documents acknowledging that title and interest in and to the Assets is held for the benefit of the Joint Venture subject to all the terms, conditions and provisions of this Agreement.  Upon request of either Participant, both Participants shall execute appropriate recordable documents reflecting the Participating Interest held by each in the relevant Assets.

2.11   Sharing of Production.  Mineral production, revenues, expenses, Assets or liabilities resulting from or attributable to Operations, and proceeds from the sale or disposition of the Assets, shall be borne by and allocated between the Participants in proportion to their respective Participating Interests, except as otherwise provided herein, in accordance with the applicable provisions of this Agreement and the Accounting Procedure.

2.12   Title.  The Participants shall be deemed to own or possess fractional undivided interests in the Assets corresponding to their respective Participating Interests as set forth in Section 2.7 and subject to adjustment, conversion or forfeiture pursuant to Section 11.

Section 3.   Representations of Participants

3.1   Representations of RIMFIRE.  RIMFIRE represents, warrants, and covenants, which representations, warranties and covenants shall survive termination of this Agreement, that:

(a) There are no legal proceedings pending or threatened against RIMFIRE, of which it is aware, by or before any court, governmental agency, administrative, or arbitration tribunal with respect to the Properties or that would interfere with its performance of this Agreement, and RIMFIRE is aware of no circumstances that could lead to such proceedings being commenced or threatened.

(b)   RIMFIRE is an Alaska corporation regularly formed and in good standing under the laws of the State of Alaska, with full power and authority to own its assets and to carry on its business as now being carried on, and is not in insolvency proceedings, liquidation or receivership.

(c)  RIMFIRE has taken all necessary action to authorize the execution and delivery of this Agreement.

(d)  This Agreement has been duly executed and delivered by RIMFIRE and is valid and binding upon RIMFIRE in accordance with its terms.

(e)  It has not entered into any other agreement with respect to its interest in and to the  Property that is currently valid and outstanding (except the Keltic agreement)

(f)  Except as to matters of record (and the Keltic agreement) and as shown in Exhibit A, to the best of its knowledge no other person or entity is claiming an interest in, or in conflict with, the Property.

(g)   With respect to mining claims located by RIMFIRE that are included within the Properties, except as provided in Exhibit A and subject to the paramount title of the State of Alaska:  (i) the mining claims were properly laid out and monumented; (ii) all required location and validation work was properly performed; (iii) location notices and certificates were properly recorded and filed with appropriate governmental agencies; (iv) all assessment work required to hold the mining claims has been performed and all Governmental Rentals have been paid through the assessment year ending December 31,2003; (v) all affidavits of assessment work, evidence of payment of Governmental Rentals, and other filings required to maintain the claims in good standing have been properly and timely recorded or filed with appropriate governmental agencies through the assessment year ending December 31,2003; (vi) the claims are free and clear of Encumbrances or defects in title; and (vii) RIMFIRE has no knowledge of conflicting mining claims.  Nothing in this Subsection, however, shall be deemed to be a representation or a warranty that any of the mining claims contains a valuable mineral deposit.

(h)   With respect to the mining claims not located by RIMFIRE but which are included within the Properties, except as provided in Exhibit A and subject to the paramount title of the State of Alaska, to the best of RIMFIRE’s knowledge, after thorough investigation:  (i) all assessment work required to hold the mining claims has been performed and all Governmental Rentals have been paid through the assessment year ending December 31,2003; (ii) all affidavits of assessment work, evidence of payment of Governmental Rentals, and other filings required to maintain the claims in good standing have been properly and timely recorded or filed with appropriate governmental agencies; (iii) the claims are free and clear of Encumbrances or defects in title; and (iv) RIMFIRE has no knowledge of conflicting mining claims.  Nothing in this Subsection, however, shall be deemed to be a representation or a warranty that any of the mining claims contains a valuable discovery of minerals.

(i)   With respect to the Properties, to RIMFIRE's knowledge, there are no pending or threatened actions, suits, claims or proceedings, and there have been no previous transactions affecting its interests in the Properties which have not been for fair consideration.

(j)   RIMFIRE has delivered to or made available for inspection by ANGLOGOLD all existing data in its possession or control, and true and correct copies of all leases or other contracts relating to the Properties.

(a)

Except as to matters otherwise disclosed in writing to ANGLOGOLD prior to the  Effective Date,

(i)   to RIMFIRE's knowledge, the conditions existing on or with respect to the Properties and its ownership and operation of the Properties are not in violation of any Laws (including without limitation any Environmental Laws), nor causing or permitting any damage (including Environmental Damage, as defined below) or impairment to the health, safety, or enjoyment of any person at, on, or under the Properties or in the general vicinity of the Properties;

(ii)   to RIMFIRE's knowledge, there have been no past violations by it or by any of its predecessors in title of any Environmental Laws or other Laws affecting or pertaining to the Properties, nor any past creation of damage or threatened damage to the air, soil, surface waters, groundwater, flora, fauna, or other natural resources on, about or in the general vicinity of the Properties ("Environmental Damage"); and

(iii)   RIMFIRE has not received inquiry from or notice of a pending investigation from any governmental agency or of any administrative or judicial proceeding concerning the violation of any Laws.

(l)   RIMFIRE will not breach any other agreement or arrangement by entering into or performing this Agreement.

3.2   Representations of ANGLOGOLD.  ANGLOGOLD represents, warrants, and covenants, which representations, warranties and covenants shall survive termination of this Agreement, that:

(a)  There are no legal proceedings pending or threatened against ANGLOGOLD, of which it is aware, by or before any court, governmental agency, administrative, or arbitration tribunal that would preclude its entry into or interfere with its performance under this Agreement, and ANGLOGOLD is aware of no circumstances that could lead to such proceedings being commenced or threatened.

(b)  ANGLOGOLD is a Delaware corporation regularly formed and in good standing under the laws of the State of Alaska and authorized to do business in the State of Alaska, with full power and authority to own its assets and to carry on its business as it is now being carried on, and is not in insolvency proceedings, liquidation or receivership.

(c)  ANGLOGOLD has taken all necessary action to authorize the execution and delivery of this Agreement.

(d) ANGLOGOLD will not breach any other agreement or arrangement by entering into or performing this Agreement.

(e) This Agreement has been duly executed and delivered by ANGLOGOLD and is valid and binding upon ANGLOGOLD in accordance with its terms.

(f) That it will comply with all Laws during Earn-in.

(g) That it will maintain title to the Properties during Earn-in and for the period specified in Section 2.5(b) and, if applicable, Section 2.5(b)(6), including but not limited to, the payment of all Government Rentals and the making of all necessary filings.

The representations and warranties set forth above in Sections 3.1 and 3.2 shall survive the execution and delivery of any documents of transfer provided under this Agreement.  For a representation or warranty made to a Participant's “knowledge”, the term "knowledge" shall mean actual knowledge on the part of the officers, employees, and agents of the representing Participant or of facts that would reasonably lead to the indicated conclusions.

Section 4.   Term And Termination Procedures

4.1   Termination.

(a) Termination Prior To Earn-in.  Prior to Earn-in, ANGLOGOLD shall have the right to terminate this Agreement by giving not less than sixty (60) days written notice to RIMFIRE which notice shall specify a termination date.  From and after the termination date, ANGLOGOLD shall have no further right, title or interest in or to the Agreement, the Joint Venture or the Assets and it shall take such actions as are necessary to ensure that same are free and clear of any and all claims, liens or encumbrances arising by, through or under it, except such encumbrances to which the Participants may have agreed in writing.  If RIMFIRE so elects, ANGLOGOLD shall also thereupon convey to RIMFIRE all of ANGLOGOLD’s right, title and interest in and to the Joint Venture and the Assets and any Properties and Assets held by or for ANGLOGOLD.  Termination under this Section 4.1(a) shall not relieve ANGLOGOLD of its liabilities to third persons, including, but not limited to, Environmental Liabilities (whether such accrue before or after termination) arising out of Operations conducted prior to termination nor shall termination relieve ANGLOGOLD of its obligation to spend those amounts stated in Section 2.5(b)(1), pertaining to the firm payment commitment due upon execution of the Agreement and Section 4.3.

(b) Termination After Earn-in.  Following Earn-in, either Participant may terminate this Agreement by giving ninety (90) days written notice to the other that the Agreement shall be terminated on the anniversary of the Effective Date of the Agreement next following the date of the notice.

4.2   Term.  The Term of this Agreement shall be for four (4) years from the Effective Date and for so long thereafter:

(a) As Operations are being conducted on the Properties on a continuous basis, and thereafter until all Assets have been fully disposed of and are no longer owned by the Participants, a final accounting has been rendered to the Participants, and all Environmental Liabilities have been satisfied.  For purposes hereof, Operations shall be deemed to be on a "continuous basis" so long as such Operations are not halted for more than three hundred sixty-five (365) consecutive days;

(b)  Until terminated pursuant to Section 4.1; or,

(c)  Until there is only one Participant, at which time, subject to Section 16, all terms and provisions of this Agreement shall terminate save and except only those terms and provisions relating to any Royalty acquired by a Participant pursuant to the terms hereof.

4.3   Continuing Obligations.  The termination of all or any part of this Agreement and the distribution of the Assets shall not relieve the parties hereto from any obligations or liabilities accrued or accruing to them under this Agreement or in consequence of Operations performed pursuant to or arising out of this Agreement, including, but not limited to, Environmental Liabilities, and indemnity obligations under Section 16, either prior to or after the termination date.  After termination of this Agreement, the Participants shall continue to have rights of ingress and egress to the Properties for purposes of ensuring Environmental Compliance and the performance of such other continuing obligations as survive termination.

4.4   Distribution of Assets.  Upon termination of this Agreement, except at the election of ANGLOGOLD prior to the completion of its Initial Contribution under Section 4.1 or under Section 11.4, and unless otherwise agreed, all of the Assets subject to this Agreement, net after payment of all debts and performance of all obligations, shall be distributed in kind or in undivided interests as tenants in common to the Participants on the basis of their then Participating Interests.  However, the Participants may authorize the Manager to salvage, sell or dispose of all or any part of the materials, supplies, equipment or other Appurtenances and to apply the net proceeds therefrom as set forth below.  All Assets to be distributed in kind shall be paid, applied and distributed in the following order of priority:

(a)  Payment and satisfaction of all taxes then owed or owing by the Joint Venture.

(b)  Payment and satisfaction of all debts, obligations or liabilities due or becoming due hereunder except those owed to the Participants.

(c)  Payment and satisfaction of all debts, obligations or liabilities owed to the Participants pro rata according to the amount of debt owed to each Participant.

(d)  Distribution of all remaining Assets to the Participants in proportion to their respective Participating Interests as of the date of termination.

4.5   Implementation.  The Manager shall be responsible for the implementation of termination proceedings, and the Non-Manager shall take any and all reasonable actions to cooperate with and assist the Manager, including the execution and delivery of recordable assignments, conveyances, quitclaims or other required documents.  Promptly following the conclusion of termination proceedings, the Manager shall submit to the Non-Manager a final accounting which, if desired by either of the Participants, shall be certified by an independent, national certified public accounting firm selected by the Manager and paid for by the Participant requesting the final accounting.

Section 5.   Accounting By ANGLOGOLD and Manager; Reports Records and Inspections During Earn-in; Expense Statements and Sales of Assets-

5.1   Accounting By ANGLOGOLD During Earn-in.  Not later than forty-five (45) days following the end of each calendar quarter prior to completion of its Initial Contribution, ANGLOGOLD shall deliver to RIMFIRE an accounting of all Exploration Expenses paid during that period.  Such accounting shall be conclusive of the accuracy of the information contained therein unless objected to in writing by RIMFIRE within one hundred eighty (180) days of delivery of the accounting.  During such one hundred eighty (180) day period, RIMFIRE shall, upon reasonable notice to ANGLOGOLD, have the right, to audit such books and records of ANGLOGOLD as may be relevant or necessary to the determination of the accounting being audited.  If RIMFIRE delivers to ANGLOGOLD a written objection, specifying in detail the nature and bases for the objection, within such one hundred eighty (180) day period and ANGLOGOLD agrees with the objection, then ANGLOGOLD shall within fifteen (15) days cure such objection.  If ANGLOGOLD does not agree with such objection but subsequently there is a final determination under Section 20 which is adverse to ANGLOGOLD's accounting, ANGLOGOLD shall have fifteen (15) days after such determination becomes final within which to cure such objection and shall, within that period, reimburse RIMFIRE for audit and other expenses incurred in the review of the accounting to which objection is taken.  If such audit shall determine any shortfall by ANGLOGOLD in Minimum Expenditures on Exploration Expenses under Section 2.5(b), ANGLOGOLD shall have fifteen (15) days from the date of receipt of written notice of such determination (unless disputed by ANGLOGOLD, in which case ANGLOGOLD shall have fifteen (15) days after the resolution of such dispute pursuant to Section 20) to make Exploration Expenses in the amount of such shortfall (or to deposit to the Account the amount of such shortfall) whereupon ANGLOGOLD shall be deemed to have fulfilled the Exploration Expenditure requirements of Sections 2.5(b) in respect thereto.  The failure of ANGLOGOLD to cure any deficiency in Minimum Expenditures on Exploration Expenses during Earn-in, shall constitute a failure by ANGLOGOLD to make its Initial Contribution and shall be governed by Section 2.6.  No deficiency in performance by ANGLOGOLD of any other obligation under Section 2.5(b) shall be subject to cure under this or any other provision of this Agreement and shall constitute a failure by ANGLOGOLD to make its Initial Contribution as provided in Section 2.6.

5.2   Reports By ANGLOGOLD During Earn-in-.  Within forty-five (45) days following the end of each calendar quarter during the Earn-in period, ANGLOGOLD shall provide RIMFIRE with a quarterly report of all activities and operations conducted on or with respect to the Properties and other Assets during the preceding calendar quarter.  Such quarterly report shall include details of (1) the preceding quarter’s Exploration and other activities and Exploration Expenditures with respect to the Properties, (2) geologic and minable ore reserve data for the calendar quarter just ended, and (3) estimates of proposed Exploration Expenditures upon and proposed activities on, the Properties for the current calendar quarter.

5.3   Records of ANGLOGOLD During Earn-in.-  During the Earn-in period, ANGLOGOLD shall keep full and accurate records of all Operations conducted on the Properties, including assays, drilling records, drill hole location maps and mine maps.  All such exploration and development data shall be open to inspection by RIMFIRE during regular business hours and upon reasonable notice, with the provision that copies of any of these materials shall on request be furnished to RIMFIRE not more frequently than quarterly.

5.4   Inspections By RIMFIRE During Earn-in.-  During the Earn-in period, RIMFIRE and its authorized agents or representatives may, upon not less than five (5) business days notice to ANGLOGOLD, enter upon all surface and subsurface portions of the Properties for the purpose of inspecting and surveying the  Properties and other Assets, all improvements thereto and operations thereon as well as inspecting and copying, at RIMFIRE's expense, all records and data, including without limitation such records and data which are maintained electronically, pertaining to all activities and operations on or with respect to the Properties and other Assets, improvements thereto and operations thereon.   In exercising its rights hereunder, RIMFIRE and its authorized agents or representatives, shall not unreasonably interfere with ANGLOGOLD's activities and operations.  RIMFIRE shall indemnify, defend and hold ANGLOGOLD and its directors, officers, employees, agents and attorneys harmless from and against any and all claims, actions, causes of action, damages, losses, liabilities, obligations, penalties, fines, judgments, and amounts paid in settlement, assessments, costs, disbursements, or expenses (including, without limitation, attorneys' fees and costs, experts' fees and costs, and consultants' fees and costs) on account of, or arising directly or indirectly from any inspections and which are not the result, in whole or in part, of the gross negligence or intentional act or omission of ANGLOGOLD.

5.5   Accounting By Manager.  Following Earn-in, the Manager shall, not later than thirty (30) days following the end of each calendar quarter during which this Agreement is in effect, deliver to the Non-Manager an accounting of all Operations.  Such accounting shall be conclusive of the accuracy of the information contained therein unless objected to in writing by the Non-Manager within one hundred eighty (180) days of delivery of the accounting.  During such one hundred eighty (180) day period, the Non-Manager shall, upon reasonable notice to the Manager, have the right, at the Non-Manager's sole expense, to audit the books and records of the Joint Venture and such books and records of the Manager as may be relevant or necessary to the determination of the accounting being audited.  If the Non-Manager delivers to the Manager a written objection, specifying in detail the nature and bases for the objection, within such one hundred eighty (180) day period and the Manager agrees with the objection, then the Manager shall within fifteen (15) days cure such objection.  If the Manager does not agree with such objection but subsequently there is a final determination which is adverse to the Manager's accounting, the Manager shall have fifteen (15) days after such determination becomes final within which to cure such objection and shall, within that period, reimburse the Non-Manager for audit and other expenses incurred in the review of the accounting to which objection is taken.

5.6   Expenses.  The Manager shall furnish each Participant with quarterly statements for funds needed to continue Operations as provided in Section 6.2(e).  Each Participant shall be obligated to pay any amount by which its share of the direct and indirect costs and expenses reflected in such statements exceeds the cash contributed by it at the beginning of each month pursuant to Section 6.2(e)(iv).  If either Participant fails to pay or elects not to pay its share of any such costs and expenses, that Participant's Participating Interest shall be subject to dilution or forfeiture as provided in Section 11 below.

5.7   Sale.  The proceeds of the sale of any portion of the Assets shall be allocated to the Participants in proportion to their then respective Participating Interests and shall be calculated in accordance with the provisions of the Accounting Procedure.

Section 6.   Designation of Manager, Rights and Duties, and Set-off-

6.1   Appointment.  The Participants hereby designate the following Participants as Managers who shall be charged with overall management responsibility for all Operations conducted under this Agreement after completion by the Participants of their respective Initial Contributions:

(a)   ANGLOGOLD.  ANGLOGOLD shall serve as Manager for the period commencing with the completion of its Initial Contribution and concluding on the earlier of (i) termination by either Party pursuant to Section 4.1, or (ii) its removal as Manager pursuant to Section 7.  Subject to the provisions of Section 7, ANGLOGOLD hereby accepts this appointment and agrees to perform the duties of Manager as set forth herein.

(b)   RIMFIRE.  RIMFIRE shall serve as Manager for the period commencing with the termination of ANGLOGOLD’S tenure as Manager as provided in Section 6.1(a) and concluding with the earlier of (i) termination by either Party pursuant to Section 4.1, or (ii) a change of Manager pursuant to Section 7.  Subject to the provisions of Section 7, RIMFIRE hereby agrees to accept appointment as herein provided and agrees to thereafter perform the duties of Manager as set forth herein.

6.2   Rights and Duties.  The Manager shall conduct, direct, supervise and control all Operations of each Project undertaken by the Joint Venture and shall have control and custody of the Assets.  Without limiting the generality of the foregoing, the Manager shall have the following specific rights, duties and obligations:

(a)  The Manager shall prepare and submit to the Management Committee all work plans and budgets required by Section 10 and any supplemental work plans and budgets representing significant changes or departures from previously approved work plans and budgets in accordance with the provisions of this Section 6.2 and Section 10.

(b)  The Manager shall keep the Management Committee advised of all Operations by submitting in writing to the Management Committee: (i) monthly progress reports, which include statements of expenditures and comparisons of such expenditures to the adopted budget; (ii) periodic summaries of data acquired; (iii) copies of reports concerning Operations; (iv) a detailed final report within ninety (90) days after completion of each program and budget, which shall include comparisons between actual and budgeted expenditures; and (v) such other reports as the Management Committee may reasonably request.  At all reasonable times, the Manager shall provide the Management Committee access to, and the right to inspect and copy, all information acquired in Operations, including but not limited to, maps, drill logs, core tests, reports, surveys, assays, analyses, production reports, operations, technical, accounting and financial records.

(c)  The Manager shall conduct all Operations hereunder in accordance with (i) the standard of care specified in Section 6.2(l), (ii) each approved work plan and budget, and (iii) the terms and conditions of this Agreement.

(d)  The Manager shall satisfy all obligations contained in any underlying agreements, shall perform all work required by Law, and shall be responsible for compliance with all Laws, including obtaining any necessary permits, licenses or authorizations.  The Manager shall perform such Environmental Compliance and safety work as is required by and in conformance with applicable Law.  If the cost of such Operations, work, permits, licenses or authorizations is significant and is not included in a previously approved work plan and budget, the Manager shall give prompt written notice thereof to the Participants and all such costs shall be deemed approved additions to the work plan and budget then in effect.

(e)  The Manager shall make calendar quarterly cash calls not less than twenty (20) days before the first day of each calendar quarter.  As part of these cash calls, the Manager shall submit to each Participant a current cash forecast by month for the calendar quarter showing in reasonable detail:

(i)  The estimated cash disbursements which the Manager will be required to make during such calendar quarter;

(ii)  The extent, if any, to which the disbursements will be satisfied by uncommitted cash previously contributed to the Project by the Participants;

(iii)  Anticipated receipts from any source, if any; and

(iv)  The balance which will be required from each Participant each month for such cash call.

On or before the first day of each month during each calendar quarter, except as provided in Section 2.8, each Participant shall deliver to the Manager, to be received by the Manager before the first day of each month of the calendar quarter, its proportionate share of the contributions required for that month.  In lieu of the foregoing advance cash calls, the Manager may make monthly cash calls in arrears, in which event the Manager shall supply the Non-Manager with the information specified in Section 6.2(e)(i)-(iv) as to amounts expended.  In the event that a Participant fails to deliver to the Manager its proportionate share of contributions as aforesaid, the Participating Interests of the Parties shall be subject to adjustment in accordance with the formula set forth in Section 11.2.

(f)  In case of an emergency, the Manager may take such action and make such immediate expenditures as it may deem necessary for the protection of life or property, but the Manager shall give immediate written notice thereof to each Participant.  Such expenditures shall be deemed approved additions to the work plan and budget then in effect.

(g)  Except as otherwise expressly provided, the Manager shall keep the Assets free from all liens and encumbrances occasioned by Operations hereunder except those which the Manager is disputing in good faith.  The Manager shall pay and discharge all costs and expenses incurred by virtue of Operations and shall charge these amounts to the Account in accordance with the respective Participating Interests of the Participants as provided in Sections 2 and 5 and the Accounting Procedure.   The Manager shall account for any income or revenue received by the Manager for the Account from whatever source, and distribute cash and other property to the Participants according to their respective Participating Interests at the time the credit accrued.

(h)  The Manager shall maintain all books and records concerning Operations in accordance with generally accepted accounting practices consistently applied and the Accounting Procedure.  At all reasonable times, the Management Committee and each Participant shall have access to and the right to inspect, copy and audit the Manager's books, records and invoices pertaining to any matter of accounting relating to the Assets or the Operations.

(i)  The Non-Manager and its duly authorized agents shall have the right, at its sole risk and expense and upon reasonable notice to the Manager, to enter upon and inspect the Assets.  Such inspections shall be scheduled in a manner which will not unreasonably hinder, interrupt or interfere with the Operations and the activities of the Manager on the Properties.  The Manager shall facilitate and assist inspections by the Non-Manager.

(j)  After commencement of Commercial Production, the Manager shall keep each Participant fully advised of the status of Operations through quarterly reports summarizing the nature and results of all Operations.  The Manager shall also prepare and submit to the appropriate governmental authorities, with copies to the Non-Manager, all information and reports required to be submitted with respect to Operations.  However, it is expressly understood and agreed that the Manager shall not be liable to the Non-Manager for any mistakes, errors, or omissions in the information and reports so submitted to the Non-Manager or to governmental authorities except as a result of willful misconduct or gross negligence.  Upon request, the Non-Manager shall supply the Manager with all information in its possession, or which it alone can reasonably obtain, required for the completion and submission of such reports.

(k)  The Non-Manager and its duly authorized agents shall have the right upon reasonable notice to the Manager, to inspect all data concerning the Assets and Operations. Copies of all reports  prepared by the Manager will be distributed to each Participant within thirty (30) days after the reports are prepared.  Within ninety (90) days following the end of a budget year, the Manager shall prepare and distribute an annual report for the Participants describing the results, interpretations and conclusions reached as a result of all Operations during the preceding twelve months and the activities and goals of the acquisition, exploration, Development or production programs during the forthcoming year.  These reports shall include an accounting for expenditures made and revenues received during the preceding year and a forecast of costs to be incurred and revenues expected during the forthcoming year.

(l) The Manager shall discharge its duties under this Agreement and conduct all Operations in a good, workmanlike and efficient manner, in accordance with sound mining and other applicable industry standards and practices, and in accordance with all Laws and the terms and provisions of concessions, leases, licenses, permits, contracts and other agreements pertaining to the Assets and the Operations.  The Manager shall not be liable to the other Participant for any act or omission resulting in damage or loss to the Joint Venture except to the extent caused by or attributable to the Manager's willful misconduct, bad faith, or gross negligence.  The Manager shall not be in default of its duties under this Agreement, if its inability to perform results from the failure of the non-managing Participant to perform acts or to contribute amounts required of it by this Agreement.

(m)  The Non-Manager shall have no authority or right to obligate, burden or bind the Assets, the Manager, or any other Participant, except in the manner expressly provided for herein.

(n)  The Manager shall have the right to retain such professionals and technical consultants as the Manager, after consultation with the Non-Manager, determines are necessary to conduct or protect proper Operations or the Assets.

(o)  The Manager shall settle or defend, as in its sole judgment appears best, any and all claims and suits against the Participants, or either of them, or the Properties arising out of the conduct of Operations that are not fully covered by insurance maintained for the benefit of the Participants or the Joint Venture.  However, no such settlement in excess of two hundred fifty thousand dollars ($250,000) shall be made by the Manager without prior approval of the Management Committee.  The Manager shall give each Participant prompt notice of the commencement of any suits against the Joint Venture, the Participants, or either of them.  The Non-Manager shall have the right to appear in any litigation, to be represented by its own counsel, and to participate in any defense or settlement for which it is not fully indemnified pursuant to terms and conditions of this Agreement.  Except as otherwise provided in this Agreement, (i) all costs and expenses incurred in settling or litigating such suits or claims and all payments of judgments, awards, claims or compromises of such claims and suits (including surface damage assessments) shall be charged to the Account, and (ii) all such costs and expenses shall be borne by the Participants in proportion to their respective Participating Interests effective at the time the liability arose, except as otherwise expressly provided in this Agreement.

(p) The Manager shall have the right to carry out its responsibilities hereunder through agents, Affiliates or independent contractors, provided, however, that the Manager shall be fully responsible for all Operations performed by its agents, Affiliates or independent contractors and for the acts and omissions of  such agents, Affiliates or independent contractors and all persons either directly or indirectly employed by or associated with them, to the same extent as the Manager is responsible for Operations and the Manager’s acts and omissions and the acts and omissions of persons directly employed by or associated with the Manager.

(q) The Manager shall perform or cause to be performed all assessment and other work and pay all Government Rentals required by Law in order to maintain the unpatented mining claims, mill sites and tunnel sites included within the Properties.  The Manager shall have the right to perform the assessment work required hereunder pursuant to a common plan of exploration and continued actual occupancy of such claims and sites shall not be required.  The Manager shall not be liable on account of any determination by any court or governmental agency that the work performed by the Manager does not constitute the required annual assessment work or occupancy for the purposes of preserving or maintaining ownership of the claims, provided, however, that the work done is pursuant to an adopted program and budget and is performed in accordance with the Manager’s standard of care under Section 6.2(l).  The Manager shall timely record with the appropriate county and file with the appropriate United States agency any required affidavits, notices of intent to hold and other documents in proper form attesting to the payment of Government Rentals, the performance of assessment work or intent to hold the claims and sites, in each case in sufficient detail to reflect compliance with the requirements applicable to each claim and site.  The Manager shall not be liable on account of any determination by any court or governmental agency that any such document submitted by the Manager does not comply with applicable requirements, provided that such document is prepared and recorded or filed in accordance with the Manager’s standard of care under Section 6.2(l).

(r) The Manager shall have the right at any time to conduct, or to contract with a third party to conduct a Project Feasibility Study with respect to all or any part of the Property.  The costs associated with any Project Feasibility Study shall be considered to be Exploration Expenses.

6.3   Set-Off.-  In the event the Manager markets the Non-Manager's share of production from the Properties, the Manager shall be entitled to deduct the Non-Manager's unpaid share of all operating expenses from the Non-Manager's share of the proceeds received from the sale of production.  Subject to the application of the provisions of Section 11, in the event that either Participant is delinquent in any payment, the delinquent Participant shall not be permitted to take its share of production until the delinquent payment has been made.

Section 7.   Change of Manager.

7.1   Change of Manager.

(a)   The Manager may resign from its duties and obligations at any time by giving written notice to all other Participants not less than ninety (90) days in advance of the effective date of such resignation.

(b)   The Manager may be replaced in the event its Participating Interest ceases to be the largest as between the Participants.

(c)   If the Manager becomes bankrupt or assigns, transfers or forfeits its Participating Interest, or has its rights hereunder terminated and is deemed to have withdrawn pursuant to Section 2.6, it shall cease to be the Manager on the date of bankruptcy or assignment or default in making its Initial Contribution, as the case may be, without the need of any further action of the Participants.

7.2   Replacement Manager.  Unless otherwise provided in this Agreement, a Manager which resigns or is replaced pursuant to this Section 7 shall continue to serve as the Manager until a successor has been selected and is prepared to assume control, but shall not be obligated to so serve for more than ninety (90) days following the selection of a successor Manager.  If a Replacement Manager has not been selected within sixty (60) days after the resigning Manager has given notice of its resignation, the Non-Manager shall automatically become the Replacement Manager.  When it ceases to act as the Manager, the resigning Manager shall deliver to its successor custody and control of all Assets.  The resigning Manager also may cause a final audit to be performed and charged to the Account, the results of which shall be delivered to its successor.  A Replacement Manager shall assume all duties and responsibilities of the Manager and shall have all rights granted to the Manager by this Agreement.

Section 8.   Insurance

The Manager shall secure and maintain adequate insurance covering liabilities which arise out of any Operations, provided that the insurer(s) shall be subject to the approval of the Management Committee.  Coverage shall be in amounts customary in the mining industry under similar circumstances.  At all times while conducting Operations pursuant to this Agreement, the Manager shall comply with applicable worker’s compensation laws.  Comprehensive public liability and property damage coverage shall be obtained with limits of not less than $1,000,000 per accident for bodily injury and property damage.  Automobile insurance limits shall not be less than $1,000,000 per person and $1,000,000 per accident for bodily injury, and $1,000,000 per accident for property damage.  The Manager shall also obtain adequate and reasonable insurance against risk of fire and other risks ordinarily insured against in similar operations.  Upon request, the Manager shall furnish the Non-Manager with certificates of insurance secured and maintained pursuant to this Section 8.  At the discretion of the Manager, such insurance may be included in the policies of insurance generally held by the Manager, and the Account shall be charged its pro rata share of the premiums for such insurance; provided, however, that the Manager may, with the consent of the Non-Manager, self insure against the foregoing hazards and liabilities.

Section 9.   Management Committee

9.1   Membership and Scope.  Upon timely satisfaction by the Participants of their respective Initial Contribution obligations as provided in Section 2.5, a Management Committee comprised of one representative and one alternate representative of each Participant shall be established.  The Management Committee shall review the status of all Operations and activities conducted and expenditures made pursuant to this Agreement on or for the benefit of the Properties.  The Management Committee shall act on behalf of the Participants in consultation with the Manager, shall be responsible for prescribing policy and direction for all Projects, and shall consider, approve and revise all work plans and budgets submitted pursuant to Section 10.  The Manager shall consult freely with the Management Committee and shall keep the Management Committee fully advised of the status and results of present and prospective Operations.  Interpretations and conclusions with respect to Operations and the Project shall be shared fully with each member of the Management Committee.

9.2   Decisions.  Insofar as possible, approval of proposed work plans and budgets and all other actions and decisions of the Management Committee shall be accomplished by mutual agreement of the Participants.  However, decisions on matters as to which the Participants have been unable to reach agreement, and resolution of disputes, shall be accomplished by voting.  Except as provided in Section 9.3, each Participant's vote shall be weighted in proportion to its respective Participating Interest then in effect, and a majority of such Participating Interests voted shall determine the outcome of the vote.  In the event of a tie vote and except as provided in Section 9.3, the Manager shall cast the tie-breaking vote.  However, no such vote shall be effective if the result is contrary to the terms or purposes of this Agreement.

9.3   Unanimous Approval Required.  Notwithstanding the provisions of Section 9.2, the following decisions shall require unanimous approval of the Management Committee, unless part of an approved program and budget:

(a)   any decision to extend, reduce or substantially alter the objectives of the Joint Venture;

(b)   any decision to materially alter or cease activities of the Joint Venture, other than as expressly provided for in this Agreement;

(c)   any decision to make any capital expenditure exceeding Five Million Dollars ($5,000,000);

(d)   any decision to commence or defend any legal action in which the principal amount in issue has an aggregate damage value in excess of $250,000.00; and

(e)   any decision to liquidate the Joint Venture, except as expressly provided for herein.

9.4   Designation of Representatives.  Each Participant shall advise the other in writing of the names and addresses of its representative and alternate representative, who shall be designated to represent and bind that Participant with respect to any matter pertaining to Operations.  Each Participant's representative or alternate representative may be changed at any time by written notice to the other Participant.

9.5   Meetings.

(a)   Generally.  Regular meetings of the Management Committee shall be held at least quarterly at a time and place to be designated by the Chair of the Management Committee or such other place or places as may be mutually agreed upon by the Participants.  Additional meetings may be called by either Participant by delivering a written request to the Manager stating the reasons for the meeting.  Written notice of the time, place and agenda of each annual meeting shall be given by the Manager to each Participant not less than ten (10) days before such meeting,  provided, however, that the Participants may waive notice of any such meeting either in writing or by attendance and participation of their respective representatives therein.  The Manager's representative shall serve as Chair of all Management Committee meetings and shall conduct all Management Committee proceedings.  Each Participant shall bear its own cost of attendance.  However, if the Manager deems it necessary for any personnel who are assigned duties in connection with the conduct of Operations to attend any meeting, the cost of their attendance shall be charged to the Account.  The Manager shall prepare and submit to the Non-Manager appropriate minutes of each meeting.  The Non-Manager shall promptly approve the minutes or suggest modifications or corrections to them.  Upon the agreement of all members of the Management Committee, any particular meeting may be held by telephone conference call.

(b)   Action Without Meeting.  In lieu of meetings, the Management Committee may hold telephone conferences, so long as all decisions are immediately confirmed in writing by the participants.

9.6   Dissolution of Management Committee.  If the Participating Interest of either Participant terminates, whether by reason of the application of Section 11 or otherwise, the Management Committee shall be dissolved and the remaining holder of a Participating Interest shall succeed to all rights of the Management Committee.

Section 10.   Submission and Approval of Work Plans and Budgets

10.1   Work Plans and Budgets.  The Manager shall submit to the Management Committee work plans and budgets for all Operations, including major acquisitions and capital expenditures.  Work plans and budgets shall be submitted at such times as either the Manager or the Management Committee deems appropriate.  Each work plan and budget shall set forth with reasonable detail the nature, duration and projected costs of the proposed Operations and, to the extent practicable, shall encompass a significant and customary distinguishable activity, operation or operating phase of the various Projects from inception through completion.  The term of each work plan and budget will correspond to the total period required for the performance of the planned work.  Unless the Participants otherwise agree, however, a work plan and budget shall be prepared for a period of one calendar year.  Within fifteen (15) days following the submission of any work plan and budget by the Manager, the Non-Manager may also submit work plans and budgets for consideration by the Management Committee.

10.2   Property Maintenance Program.  The Manager may propose an annual program which calls for no expenditures other than the minimum necessary to maintain the Properties.  However, if for the following year the Manager again proposes this minimum maintenance program, the Non-Manager may propose a program for that year which  calls for an expenditure of no less than Fifty Thousand Dollars ($50,000) on the Properties.  In such event, the Manager must elect to: (a) propose its own work program which calls for an expenditure of no less than Fifty Thousand Dollars ($50,000); (b) participate pro-rata at the level of its then-current Participating Interest in the Non-Manager's proposed work program; (c) participate on a reduced basis in the Non-Manager’s proposed work program; or (d) not participate in the Non-Manager's proposed work program.  If the Management Committee elects to proceed under choice (a), the Manager shall continue as Manager.  If the Management Committee elects to proceed under choice (b), (c) or (d), the Non-Manager shall become the Interim Manager during Operations conducted under the work plan and budget it proposed for that year.

10.3   Approval.  The Management Committee shall convene within fifteen (15) days following the receipt of the last submitted original, alternative, or supplemental work plan and budget and shall consult in good faith in an effort to either agree upon a submitted proposal or formulate and approve a supplemental work plan and budget.  If the Participants are unable to reach mutual agreement, the Management Committee may approve a work plan and budget by a vote pursuant to Section 9.2, or it may require the Manager to submit a new work plan and budget.  In the latter event, the Non-Manager may submit alternative or supplemental work plans and budgets within the time limits set forth in Section 10.1 above.  No work plan or budget receiving votes equivalent to less than 51% (or 50% plus the Manager's tie-breaking vote) of the Participating Interests shall be deemed approved.  However, a Participant which voted against a work plan and budget that was nevertheless approved may elect not to participate as provided in the applicable provisions of Section 11.

10.4   Supplemental Work Plans.  In the event that the Manager determines that additional, extra or abnormal operations or expenditures not included in a previously approved work plan and budget are necessitated or justified by the circumstances, the Manager shall prepare a supplemental work plan and budget specifying such additional operations and expenditures and shall furnish copies thereof to the Non-Manager.  If the supplemental work plan and budget is acceptable to the Non-Manager, it may be approved by transmittal of written notice to the Manager and without the necessity of convening a Management Committee meeting.  If a supplemental work plan and budget is not approved by the Non-Manager within five (5) business days of receipt, or if the Manager deems it otherwise necessary or appropriate, the Manager shall call a meeting of the Management Committee.  Upon approval of any supplemental work plan and budget, the Manager shall be deemed authorized to proceed with implementation thereof forthwith.  However, nothing contained in this Section 10.4 shall be construed to restrict the Manager's rights and obligations to make certain expenditures in excess of amounts specified in previously approved work plans and budgets pursuant to Sections 6.2(e) and 6.2(f).

10.5   Budget Overruns.  If the Manager exceeds an adopted work plan and budget by more than twenty percent (20%), unless authorized by the Management Committee or directly caused by an emergency or unexpected expenditure made pursuant to Sections 6.2(e) or 6.2(f), then the excess over twenty percent (20%) shall be for the sole account of the Manager and such excess shall not be included in the calculations of the Manager’s Participating Interest; provided, however, that before proceeds pursuant to Section 5.7 or Minerals pursuant to Section 12 are distributed to the Participants in accordance with their Participating Interests, the Manager shall be entitled to receive from such proceeds or Minerals  reimbursement of such excess paid by the Manager.  Budget overruns of twenty percent (20%) or less shall be borne by the Participants in proportion to their respective participation in the relevant work plan and budget subject to the overrun.

Section 11.   Participation, Dilution And Conversion

11.1   Participation and Non-Participation.-  Either Participant may elect to participate fully or not to participate in a work plan and budget on a particular Project, or to participate in a work plan and budget on a reduced basis on a particular Project by contributing less than would otherwise be chargeable to that Participant by virtue of its then Participating Interest.  A Participant shall be deemed to have elected to participate fully unless, within thirty (30) days of approval of the work plan and budget for a particular Project by the Management Committee, it delivers to the other Participant and the Manager written notice of its election not to participate or to participate on a reduced basis.  An election to participate shall be irrevocable.  An election not to participate or to participate on a reduced basis  shall be irrevocable as long as the Participant which elected to participate ("Participating Participant") spends no less eighty percent (80%) of the amount it was obligated to contribute according to the approved work plan and budget for the particular Project.  If the Participating Participant spends less than the aforesaid eighty percent (80%), the Participant electing not to participate or to participate on a reduced basis ("Non-Participating Participant") shall have the option to participate retroactively by making a cash contribution to the Account in the amount, plus interest, it failed to pay but would have contributed had it participated fully.  If the Non-Participating Participant has the choice to participate retroactively, it must exercise such option by giving notice to the Participating Participant and by paying the full amount of the required cash contribution, plus interest at the rate of five percent (5%) per annum above the Prime Rate, to the Manager for deposit in the Account within thirty (30) days of receipt from the Manager of the final budget report for the period covered by the work plan and budget.  Upon receipt of such payment from the Non-Participating Participant, the Manager shall reimburse the Participating Participant the excess amount contributed by the Participating Participant on such work plan and budget together with the interest paid thereon by the Non-Participating Participant.  All elections, whether voluntary or involuntary, under this Section 11 shall be made on a Project by Project basis.

11.2   Adjustment of Participating Interest.  In the event that any Participant elects not to participate or to participate on a reduced basis in any work plan and budget on a particular Project, or if for any reason the contributions of a Participant are not in proportion to its then Participating Interest on that particular Project, the Participating Interest of each Participant shall be adjusted on the basis of the following formula:

R =       E     x 100

    T

where:      E =   The sum of (a) the value of that Participant’s Initial Contribution, (b) the total of all that Participant’s contributions to previous programs and budgets, and (c) the amount the Participant contributes to the approved program and budget.

T =   The sum of (a) the value of all Participant’s Initial Contributions, (b) the total of all Participants’ contributions to previous programs and budgets, and (c) the amount that all Participants contribute to the approved program and budget.

R =   The revised Participating Interest of that Participant for all Properties not part of a Project and for that Project expressed as a percentage.

The Participating Interest of the other Participant for all Properties not part of a Project and on that Project shall thereupon become the difference between 100% and the recalculated Participating Interest

11.3   Participation Following Dilution.  Each Participant shall be entitled to elect to participate in any work plan and budget up to the extent of its then effective Participating Interest in the Joint Venture as a whole.  A Participant's Participating Interest may be increased only by virtue of reductions or forfeitures of the Participating Interest of the other Participant pursuant to this Section 11 or Section 19.3.

11.4   Default.  Upon the approval of a work plan and budget, including a work plan and budget which provides for the attainment of Commercial Production on a particular Project, each Participant electing to participate therein shall become and remain responsible for payment of its full share of costs and expenditures of Operations in proportion to its Participating Interest, except as provided in Section 2.5 and in accordance with the Accounting Procedure. The Participants acknowledge that it will be difficult to measure the damages resulting from a failure by either Participant to make such payments.  In the event of such a default, the non-defaulting Participant may, with respect to any such default not cured within ninety (90) days after Notice to the defaulting Participant of such default, elect one of the following remedies by giving Notice to the defaulting Participant:

(a)   Conversion and Effect Thereof.  As reasonable liquidated damages the non-defaulting Participant may elect to have the defaulting Participant’s Participating Interest reduced as follows:  the Participating Interest of the defaulting Participant shall be recalculated at the time of election by dividing:  (i) the sum of (a) the agreed value of that Participant’s Initial Contribution, (b) the total of all of that Participant’s additional contributions to previously adopted programs and budgets, and (c) the amount if any, that Participant elects to contribute to the adopted program and budget; by (ii) the sum of (a), (b) and (c) above for all Participants; and then multiplying the result by one hundred (100).  The non-defaulting Participant’s Participating Interest shall, at such time, become the difference between one hundred percent (100%) and the further reduced Participating Interest of the defaulting Participant.  Such reductions shall be effective as of the date of the default.

(a)

Conversion To Royalty.  In the event that the Participating Interest of a Participant is reduced to less than fifteen percent (15%), such Participant’s Participating Interest shall be converted to a Royalty equal to five percent (5%)of the Net Profits from the sale of Precious Metals or Other Products (as defined in Exhibit C). Upon conversion to the Royalty with respect to a Project such Participant shall there upon automatically surrender its right to participate in the management of that Project.  Additionally, such Participant shall have no further right, title or interest in the Project, Minerals produced from the Project or Assets associated therewith, acquired under this Agreement or situate on or appurtenant to the Project or Assets associated therewith, except to the extent of the Royalty, and such Participant shall no longer be a Participant to this Agreement with respect to the Project and its rights under this Agreement shall terminate, except to the extent of the Royalty, when its rights with respect to all Projects have been converted to such a Royalty.  The remaining Participant shall succeed to all of the right, title and interest in any or all of the Projects, Properties, Minerals produced from the Projects or Assets acquired under this Agreement or situate on or appurtenant to the Projects or Properties, subject to the Royalty.  The conversion of a Participant’s Participating Interest to the Royalty shall not relieve such Participant of its pro rata share of any liability, whether accruing before or after conversion, arising out of Operations conducted prior to conversion, including any Environmental Liabilities.

Section 12.   Allocation And Disposition of Production

Each Participant may elect to take in kind or separately dispose of a share of all Minerals produced from the Properties proportional to its then Participating Interest.  Any extra expenditure incurred by reason of the taking in kind or separate disposition by either Participant of its proportionate share of the Minerals so produced shall be individually borne by that Participant.  Each Participant shall be required to construct, operate and maintain, all at its sole risk and expense, any and all facilities which may be necessary to receive, store and dispose of its share of production at the rate it is produced.  In the event either Participant shall fail or refuse to make the arrangements necessary to take in kind or separately dispose of its proportionate share of the Minerals, the Manager shall have the right, but not the obligation, subject to revocation at will by the Participant owning the share, to purchase that Participant's share for its own account or to sell it to others at not less than the market price prevailing in the area and not less than the price which the Manager receives for its own share of the Minerals produced.  All contracts of sale executed by the Manager for the other Participant's share of Minerals produced shall be only for such reasonable periods of time as are consistent with the minimum needs of the industry under the circumstances, but in no event shall any such contract be for a period in excess of one (1) year.

Section 13.   Abandonment, Surrender And Reacquisition of Properties

13.1   Abandonment of Properties.  The Management Committee may authorize the Manager to surrender or abandon part or all of the Properties.  If the Management Committee authorizes any such surrender or abandonment over the objection of a Participant (which objection shall be in writing), the Participant which desires to abandon or surrender shall assign to the objecting Participant all of the non-objecting Participant's and the Joint Venture’s interest in the Property to be abandoned or surrendered, and the abandoned or surrendered Property shall cease to be part of the Properties.

13.2   Reacquisition.  If any Properties are abandoned or surrendered by the Joint Venture under the provisions of this Section 13 and are subsequently abandoned or surrendered by the objecting Participant, and  if within two (2) years thereafter either Participant reacquires any portion of such abandoned or surrendered property, the reacquired property shall be subject to the provisions of this Agreement, provided this Agreement is still in effect, unless the Participants otherwise agree in writing.

Section 14.   Taxation

14.1   Taxes.  Each Party shall pay its own federal and state income tax, net proceeds tax, severance tax, mining tax, and other taxes and assessments which are properly chargeable to the Parties individually with respect to the Properties, a particular Project, the Joint Venture, or Operations.  In computing income taxes, each Party shall base its deduction for depletion of ore reserves on its applicable Participating Interest or Royalty interest, as the case may be.  All taxes properly chargeable not to the Parties individually but to the Properties, a particular Project, the Joint Venture, or Operations shall be paid by the Manager from Joint Venture funds.

14.2   Elections.  Each Party agrees and elects to be excluded from the application of all of the provisions of Subchapter K of the Internal Revenue Code, as authorized by regulations promulgated by the Secretary of the Treasury or his/her delegate under Section 761(a) thereof.  Each Party agrees to execute or join in such instruments as are necessary to make such election effective, and hereby authorizes and directs the Manager to take such action with the proper administrative office or agency as may be necessary to effectuate this election.  If the income tax laws of any applicable state or other jurisdiction contain or may hereafter contain provisions similar to those set out in Subchapter K which permit a similar election, each Party agrees that such election shall be exercised.

Section 15.   Force Majeure

15.1   Force Majeure.  Neither Participant shall be liable to the other Participant, and neither Participant shall be deemed in default hereunder, for any failure or delay (if such failure or delay could not have reasonably been avoided or prevented) in performing any of its covenants, agreements, or obligations (other than the obligation to pay money) caused by or arising out of force majeure.  As used herein and subject to the provisions of Section 15.2 below, "force majeure" shall mean labor disturbances, shortage of labor or equipment, strikes, lockouts, other industrial disturbances, inability to obtain transportation, failure of title, act of God, act of a public enemy, war, blockade, riot, insurrection, disaster, lightning, fire, storm, flood, inclement weather, earth quake, explosion, litigation, restraining orders, injunctions, or orders of courts or government agencies, or the application of any Laws, restrictions, or actions or inactions of governmental agencies preventing action or performance by a Participant, or any other force, action or event on account of any eventuality or condition, whether enumerated or not, beyond the reasonable control of such Participant.  Provided, however, that no such force, action or event shall constitute force majeure unless it constitutes a substantial, uncontrollable force, action or event prohibiting the affected Participant from the required performance under this Agreement.

15.2   Environmental Force Majeure.  In the event a Participant becomes or believes it is about to become subject to Environmental Laws affecting the Properties or a particular Project, including without limitation any permitting or licensing requirement or any court or governmental Law, rule, order, regulation, policy, proposal or restriction relating to Environmental Compliance or Environmental Liabilities, which will prohibit, delay or materially affect any Operations currently in progress or reasonably anticipated for a period in excess of sixty (60) days, that Participant shall have the right to declare the existence of a condition of force majeure for the period during which it is in good faith and diligently seeking an economically feasible method to comply with, be exempted from, modify, obtain necessary permits or licenses under, or prevent the issuance, enactment or promulgation of the Law, rule, order, regulation, policy, proposal or restriction.

15.3   Notification.  The Participant affected by any condition of force majeure as described in this Section 15 shall promptly notify the other Participant in writing and shall use all reasonable diligence to remove any conditions of force majeure which may occur from time to time.  No right of a Participant under this Agreement shall be affected for failure or delay of that Participant to meet any condition or perform any provision of this Agreement where such failure or delay is caused by a condition of force majeure as defined herein, and that Participant shall be excused from the performance of any obligation affected by the condition of force majeure during the period reasonably required to overcome the delay.  However, nothing contained herein shall require the settlement of strikes, lockouts, or other labor difficulties by the affected Participant contrary to its wishes, and the disposition or manner of handling or remedying any and all such labor difficulties is hereby expressly acknowledged to be entirely within the discretion of the Participant concerned.

Section 16.   Liability And Indemnity

16.1   Liability To Third Parties.  It is understood and agreed between the Participants that ownership of the Assets shall be and is as tenants-in-common, and, except as provided in Section 16.2(a) and (b), the liability of the Participants to third parties shall be several and individual and not joint or collective.  As between the Participants, however, and except as provided in Section 16.2(a) and (b), in the absence of proof of gross negligence or willful misconduct on the part of the Manager or a Participant and subject to applicable provisions of this Agreement, all costs and expenses of satisfying, compromising, settling or defending against any claim or liability, including Environmental Liabilities, for damage, destruction, death, or injury to persons or properties arising out of or in any way connected with Operations conducted prior to the conversion of a Participant’s Participating Interest to the Royalty under Section 11.4(b) shall be allocated in proportion to the time-weighted average of Participant’s respective Participating Interests over the term of the Joint Venture.  As used herein, "time-weighted average" shall be expressed as a percent and determined by the following formula:

TWA = [PI(1) x M(1)] + [PI(2) x M(2)] + ... [PI(n) x M(n)]

M(1) + M(2) + ... M(n)

Where:

TWA is the time-weighted average expressed as a percent;

PI(1) is the first Participating Interest held by a Participant expressed as a percent;

M(1) is the number of months or fraction thereof PI(1) was in effect;

PI(2) is the second Participating Interest held by a Participant expressed as a percent;

M(2) is the number of months or fraction thereof PI(2) was in effect;

PI(n) are the succeeding, individual Participating Interests held by a Participant up to the nth Participating Interest expressed as percentages (this will be a series of Participating Interests if more that three Participating Interests were held by a Participant);

M(n) is the number of months or fraction thereof each of the succeeding Participating Interests held by a Participant were in effect (this will be a series of numbers of months if more than three Participating Interests were held by a Participant).

16.2    Indemnity.

(a)   RIMFIRE, Pre-Effective Date Liabilities-.  RIMFIRE agrees to indemnify, defend and hold ANGLOGOLD and its directors, officers, employees, agents and attorneys, harmless from and against any and all claims, demands, liabilities, damages, expenses (including attorneys’ fees, costs, expert witness fees and investigative expenses) and obligations, relating to or associated with the Properties which arise from or relate to any action, failure to act, or man-made condition occurring or arising prior to the Effective Date, whether or not arising out of Environmental Laws or other Laws now in effect or which may come into effect in the future, including without limitation (1) any obligations with respect to the Properties, including but not limited to Environmental Compliance and Environmental Liabilities, and (2) any and all personal injuries or property damage, determined to have resulted, in whole or in part, from RIMFIRE’s or its Affiliates’, agents’ or subcontractors’ activities or omissions on the Properties or conditions made or caused by human intervention during the period for which indemnity is provided hereunder.

(b)   ANGLOGOLD, Liabilities Prior To Initial Contribution.  ANGLOGOLD agrees to indemnify, defend and hold RIMFIRE, and its venture participants, and the directors, officers, employees, agents and attorneys of each of them, harmless from and against any and all claims, demands, liabilities, damages, expenses (including attorneys’ fees, costs, expert witness fees and investigative expenses) and obligations of, relating to or associated with the Assets which arise from or relate to any action, failure to act, or man-made condition occurring or arising during the period that ANGLOGOLD is engaged in making its Initial Contribution pursuant to Sections 2.5(b), in whole or in part, whether or not arising out of Environmental Laws or other Laws now in effect or which may come into effect in the future, including without limitation (1) any obligations with respect to the Assets, including but not limited to Environmental Compliance and Environmental Liabilities, and (2) any and all personal injuries or property damage, determined to have resulted, in whole or in part, from ANGLOGOLD’s or its Affiliates’, agents’ or subcontractors’ activities or omissions on the Properties or with respect to the Assets, or conditions made or caused by human intervention during the period for which indemnity is provided hereunder.

(c)   Cross Indemnities, Unauthorized Liabilities.  Notwithstanding the provisions of Sections 16.2(a) and (b), each Participant shall indemnify, defend and hold harmless the other Participant, and its and their directors, officers, employees, agents and attorneys from and against any and all claims, demands, obligations, damages, liabilities, and expenses (including attorneys’ fees, costs, expert witness fees and investigative expenses), arising out of any act or any assumption of liability by the indemnifying Participant or any of its directors, officers, employees, agents and attorneys done or undertaken, or apparently done or undertaken, on behalf of the other after the date of this Agreement, except pursuant to authority expressly granted herein or as otherwise agreed in writing between the Participants.

16.3   Damages.  To enforce the provisions of this Section 16, the law of subrogation and contribution shall be applicable to liabilities and damages under this Agreement.

Section 17.   Relationship of The Participants

17.1   No Partnership.  Nothing contained in this Agreement shall be deemed to constitute either Participant the partner of the other, or, except as otherwise herein expressly provided, to constitute either Participant the agent or legal representative of the other.  The Participants do not intend to create and this Agreement shall not be construed to create, any mining, commercial or other partnership.  Neither Participant shall have the authority to act for or to assume any obligation or responsibility on behalf of the other Participant, except as otherwise expressly provided herein.  The rights, duties and obligations of the Participants shall be several and not joint or collective.  Each Participant shall be responsible only for its obligations as herein set out and shall be liable only for its share of the costs and expenses as provided herein and it is the express purpose and intention of the Participants that their ownership of the Properties and the personal property located thereon or used in connection therewith shall be as tenants in common.

17.2   Employees.  Employees of the Manager are not, and shall not be deemed to be, employees of the Non-Manager.

17.3   Certain Restrictions.  Neither Participant, without the written consent of the other, shall have the power or authority to sell, assign, convey, mortgage, pledge, or otherwise dispose of or hypothecate any of the Assets or any part thereof, except as otherwise expressly provided for in this Agreement.

17.4   Engaging in Business.  Except as expressly provided in this Agreement, each Participant shall have the free and unrestricted right, independently or in combination with one or more third parties, to engage in and receive the full benefits of any and all business endeavors of any kind whatsoever, including but not limited to acquisition of mining properties, interests or rights and exploration for, production and sale of minerals which are not included in the definition of Minerals.  Without limiting the generality of the foregoing, neither of the Participants to this Agreement shall have any obligation to the other with respect to an opportunity to acquire any mining property or other interest or right offered to or sought by it where Minerals are not the primary subject of recovery except as expressly provided or contemplated in this Agreement.

Section 18.   Data, Information And Confidentiality

18.1   Confidentiality.  Except as otherwise provided in this Agreement, each Participant agrees that without the prior written consent of the other Participant, it will treat as confidential and prevent disclosure to any third parties of any geological, geophysical or other factual and technical information and data relating to the Assets or Operations.  This obligation shall be a continuing obligation of each Participant throughout the term of this Agreement.  Except as expressly provided herein, each of the Participants shall be entitled to all information respecting the Assets and Operations, including copies of all maps, data and reports which can be reproduced and which have not previously been furnished to the Participant.

18.2   Public Announcements.  No Participant shall make any announcement, press release or public statement relating in any manner to this Agreement, the Assets or Operations without first furnishing the proposed text thereof to the other Participant and obtaining the other Participant's prior approval in writing, which approval shall not be unreasonably withheld or delayed.  Whenever practicable and appropriate, the Participants hereby agree that any announcements, press releases or public statements shall be issued jointly by the Participants.

18.3   Exceptions.  The approval required by Sections 18.1 and 18.2 shall not apply to a disclosure:

(a)   To an Affiliate, consultant, contractor, or subcontractor that has a bona fide need to be informed;

(b)   Reasonably required by a third party or parties in connection with negotiations for a permitted transfer of an interest under this Agreement, a Participating Interest or an interest in the Assets, or for a transfer of the Royalty, or the acquisition of an equity or other interest in a Participant to such third party or parties;

(c)   To a governmental agency or to the public which the disclosing Participant believes in good faith is required by pertinent law or regulation or the rules or policies of any stock exchange or securities regulatory authority;

(d)    Reasonably required by a Participant in the prosecution or defense of a lawsuit or other proceedings;

(e)   As reasonably required by a financial institution or other similar entity in connection with any financing being undertaken by a party hereto permitted by Section 19.2 and required for purposes of this Agreement;

(f)   Information which is or becomes part of the public domain other than through a breach of this Agreement;

(g)   Information already in the possession of a Participant or its Affiliate prior to receipt thereof from any other Participant or its Affiliates or development of such information under this Agreement;

(a)

Information lawfully received by a Participant or an Affiliate from a third party not under an obligation of secrecy to the other Participant; or

(b)

Following the termination of this Agreement, confidential information reasonably required by a third party or parties in connection with negotiating for a transfer of an interest in the Assets.

In any case to which this Section 18.3 is applicable, the disclosing Participant shall provide the proposed text to the other Participant prior to making such disclosure.  As to any disclosure pursuant to Section 18.3(a), (b) or (e) only such confidential information as such third party shall have a legitimate business need to know shall be disclosed and such third party shall first agree in writing to protect the confidential information from further disclosure to the same extent as the Participants are obligated under this Section 18.

18.4   Duration of Confidentiality.  Subject to Section 18.3(i), the provisions of this Section 18 shall apply during the term of this Agreement and for two (2) years following termination of this Agreement pursuant to Section 4.1 and shall continue to apply to any Participant who withdraws, who is deemed to have withdrawn, or who transfers its Participating Interest, for two (2) years following the date of such occurrence.

18.5   Delivery of Data at Termination.  Upon termination of this Agreement and provided that RIMFIRE has an interest in the Assets, a Participating Interest or an interest in the Royalty at the time of termination,  ANGLOGOLD shall deliver to RIMFIRE the original and all copies of all records, data and information generated with respect to the Property including, but not limited to, maps, drill logs and reports, assays, surveys, geological, geophysical, geochemical or similar data.

Section 19.   Transfer And Assignment of Interests

19.1   Restriction on Transfer.  Except as permitted under this Agreement, neither Participant shall be entitled to sell, convey, transfer or assign any part of its Participating Interest, without the prior written approval of the other Participant, which approval shall not be unreasonably withheld.  Any proposed sale, conveyance, transfer or assignment shall be subject to the provisions of Section 19.3.  Any sale, conveyance, transfer or assignment of a Participating Interest made without compliance with the provisions of Sections 19.1, 19.2 and 19.3 shall be void ab initio.

19.2   Security Instruments and Liens.  Neither Participant shall give or enter into any kind of security instrument affecting the Assets or its Participating Interest, or permit any kind of lien to attach to the Assets or its Participating Interest, except for the purpose of securing Project financing, including its share of funds for Development or Mining costs, unless the security instrument or lien contains provisions reasonably satisfactory to the other Participant that: (a) any purchaser on foreclosure shall take subject to this Agreement; and (b) any security interest or lien shall be subordinate to the right of the other Participant to obtain any interest in the Assets, or any additional Participating Interest through dilution or default or the Royalty through conversion.

19.3   Preferential Purchase Right.  Except as otherwise specifically provided herein and excluding the Royalty, if at any time or times during the term of this Agreement a Participant intends to sell, assign, transfer or convey its interest under this Agreement, including, without limitation, a Participating Interest, or interest in any Assets or production from any of the Properties (excluding the Royalty), the transferring Participant shall deliver to the non-transferring Participant written notice of such intent, summarizing in reasonable detail all of the terms of the proposed sale, assignment, transfer or conveyance.  The non-transferring Participant shall then have the exclusive right during the forty-five (45) day period following receipt of the notice to elect to purchase the interest described in the notice for a sum of money equal in value to the consideration which would be received by the transferring Participant under the terms set forth in the written notice.  If the non-transferring Participant elects to acquire the interest described in the notice, it shall so notify the transferring Participant in writing within the forty-five (45) day period and, upon acquisition by the non-transferring Participant of the interest transferred, the non-transferring Participant shall be responsible for the transferring Participant's share of obligations under this Agreement with respect to the interest transferred accruing from and after the closing of the acquisition and compliance with Section 19.5, except in the case of security assignments.  The closing of the acquisition, transfer of title and payment of the acquisition price shall be held within ninety (90) days after the date of receipt of the notice by the non-transferring Participant.  If the non-transferring Participant fails to notify the transferring Participant of its election within the forty-five (45) day period, then the transferring Participant shall have the right, for a period of ninety (90) days after the expiration of the forty-five (45) day notice period, to sell, assign, transfer or convey the interest described in the notice, but only on the terms and conditions set forth in the notice and subject to all of the provisions of this Agreement.  The non-transferring Participant shall cooperate to the extent reasonably required to facilitate any sale, assignment, transfer or conveyance by the transferring Participant made in accordance with this Section 19.3.

If the terms of any proposed sale, assignment, transfer or conveyance as aforesaid provide for any non-cash consideration to be paid by the third party purchaser, the notice shall specify the transferring Participant's good faith estimate of the cash equivalent of such non-cash consideration, which estimate, if not reasonably concurred in by non-transferring Participant, shall be submitted to arbitration for final determination pursuant to Section 20.

19.4   Entire Interest.  No conveyance, assignment or other transfer affecting any interest under this Agreement, excluding the Royalty but including, without limitation, a Participating Interest, or interest in any Assets or production from any of the Properties (excluding the Royalty), shall be made which covers the entire undivided interest of the assignor or seller, without securing the prior written consent of the other Party, which consent shall not be unreasonably withheld.

19.5   Effective Date of Assignment.  No assignment or transfer of any interest shall be binding upon the Manager until the expiration of ten (10) business days following the day on which the transferor or transferee shall have furnished the Manager with an original or certified copy of an executed agreement for the assignment or transfer and the complete address of the transferee.  Any assignment or transfer of an interest, whether expressly stated or not, shall operate to impose upon the assigned or transferred interest the proportionate part or share of any unpaid obligation previously accrued and chargeable hereunder to the assigned or transferred  interest of the transferor of any liability or obligation which accrued prior to the assignment or transfer.  No assignment or transfer shall operate as a novation except as expressly provided in a written agreement separately executed after the date of this Agreement by the non-transferring Participant.

No transfer shall be effective until the transferee agrees to be bound by the terms and provisions of this Agreement as though it had been a party hereto in the first instance.  No transfer shall relieve the transferor from any obligation or liability accrued or accruing to it (including Environmental Liabilities) in consequence of Operations performed pursuant to or arising out of this Agreement prior to such transfer and, in the case of any transfer specified in Section 19.7, after any such transfer.

19.6   Governmental Approval or Authority.  If any governmental approval or authorization is required to permit an acquisition by any Participant to which an interest is offered, the forty five (45) day period referred to in this Section 19 shall be extended by an additional number of days as may be reasonable under the circumstances, provided that the Participant intending to acquire the interest diligently takes all steps necessary to obtain such approvals or authorizations.

19.7   Exempt Transactions.  The Royalty shall be freely transferable and assignable and transfers or assignments of the Royalty shall be exempt from the provisions of this Section 19.  The following transfers or assignments of a Party’s  Participating Interest or interest in the Assets or production from the Properties shall be exempt from the provisions of this Section 19:  (a) to an Affiliate of a Participant, (b) a Participant’s pledge, mortgage or other Encumbrance of the Royalty or pursuant to Section 19.2, or (c) in connection with a corporate reorganization, consolidation, amalgamation, combination or merger shall be exempt from the provisions of this Section 19.

Section 20.   Dispute Resolution

20.1   Informal Dispute Resolution.  As a condition precedent to the right to demand arbitration, all disputes arising under this Agreement shall be submitted in writing for resolution, by either Participant, to the Representatives of the Participants who shall, in good faith, attempt to resolve the matter within five (5) business days of submission.  Upon their failure to do so, the matter shall be submitted to the Vice President of each Participant responsible for the Operations who shall, in good faith, attempt to resolve the matter within five (5) business days of submission.  Upon their failure to do so, the matter shall be submitted to the Chief Executive Officer of each Participant who shall, in good faith, attempt to resolve the matter within five (5) business days of submission.  Upon their failure to do so, the matter may be submitted by either Party to arbitration as provided in Section 20.2.

20.2   Arbitration.  Upon the failure of the informal procedure set forth in Section 20.1 to achieve a resolution, the dispute shall be submitted to arbitration as provided in this Section 20.2.

(a)   Following exhaustion of the informal dispute resolution procedure set forth in Section 20.1, either Party may demand arbitration by giving to the other Party a notice specifying with particularity the issue(s) in dispute, the amount involved, and the remedy requested.  Demand for arbitration must be given within one (1) year after the date of the act or omission out of which the dispute arose as otherwise it shall be deemed to be conclusively waived.  Within twenty (20) days after receipt of the notice, the responding Party shall answer the demand in writing, specifying with particularity the facts or issues that the responding Party disputes.

(b)   Within ten (10) days after the responding Party's answer, each Party shall select one qualified arbitrator.  Each arbitrator shall be a disinterested person qualified by education and experience to hear and determine the issues and facts to be arbitrated. Within ten (10) days after their selection, the arbitrators so chosen shall select a neutral arbitrator similarly qualified.  If the named arbitrators cannot agree on a neutral arbitrator, either arbitrator may make application to the chief judge of the United States District Court for the District of Alaska, with a copy to both parties, requesting that court to appoint the third arbitrator.  The court's selection shall be final and binding on the Parties.  If either Party does not name an arbitrator, the arbitrator named by the other Party shall serve as the sole arbitrator.

(c)   Within five (5) business days of the appointment of the third arbitrator, each Party shall present in writing to the arbitrators (with a copy to the other Party) its statement of the issues and facts in dispute.  Any question regarding the arbitrability of the dispute shall be decided by the arbitrators.  The arbitrators, as soon as possible, but not more than thirty (30) days after their appointment, shall meet at a time and place reasonably convenient for the parties, after giving each Party at least ten (10) days notice.  Unless otherwise agreed in writing, arbitration shall be held in the county in which the Property is located.  The arbitration hearing shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association.  If there is any conflict between the provisions of this Agreement and the provisions of the Commercial Arbitration Rules of the American Arbitration Association, the provisions of this Agreement shall prevail.  The failure of a Party to appear at the hearing shall not operate as a default.  The attendance of all arbitrators shall be required at all hearings.  Action of the arbitrators shall be by majority vote.  After hearing the Parties in regard to the matter in dispute, taking such evidence and making such other investigations as justice requires and as the arbitrators deem necessary, they shall decide the issues submitted to them within ten (10) days thereafter and serve a written, signed copy of the award upon each Party.

(d)   The award shall be final and binding on the parties, and judgment on the award may be entered by any court of competent jurisdiction.  If the parties settle the dispute in the course of the arbitration, the settlement shall be approved by the arbitrators on request of either Party and shall become the award.  Fees and expenses of the arbitration shall be allocated between the parties as provided by the arbitrators.  The prevailing Party in the arbitration proceedings shall be entitled to receive from the other Party reasonable attorneys' fees and costs (including expert witness and consultants fees) to be determined by the arbitrator(s).

Section 21.   Miscellaneous Provisions

21.1   Covenant Running with the Land.  This Agreement and amendments hereto, if any, shall be deemed a covenant running with the Properties.  The Properties shall be subject to all charges contained herein and to all of the terms, provisions and conditions of this Agreement.

21.2   Investor Tours.  The Participants may, upon not less than thirty (30) days notice to Manager, or to ANGLOGOLD if the tour is to be conducted by RIMFIRE prior to completion of Earn-in, conduct investor tours of the Assets; provided, however, that such tours shall not unreasonably interfere with the Manager’s activities and Operations, or those of ANGLOGOLD if prior to completion of Earn-in; provided further, that such tours shall be at the cost and expense of the Participant requesting the same.  The Participant conducting any such tour shall indemnify, defend and hold the other Participant and its directors, officers, employees, agents and attorneys harmless from and against any and all claims, actions, causes of action, damages, losses, liabilities, obligations, penalties, fines, judgments, amounts paid in settlement, assessments, costs, disbursements, or expenses (including, without limitation, attorneys' fees and costs, experts' fees and costs, and consultants' fees and costs) on account of, or arising directly or indirectly from such tour and which are not the result, in whole or in part, of the gross negligence or intentional act or omission of the other Participant.

21.3   Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Alaska.  The parties agree to the personal jurisdiction of the state and federal courts in Alaska over any matter arising under this Agreement.

21.4   Partition of the Properties.  Each Participant hereto covenants and agrees that so long as this Agreement is in effect, it will not commence an action for partition or sale of ownership interests in the Properties.

21.5   Disputes Not to Interrupt Operations.  Disputes or differences between the Participants shall not interrupt activities or Operations undertaken pursuant to this Agreement.  In the event of any dispute or difference, Operations shall be made in the same manner as prior to such dispute or difference until the matter in dispute has been finally determined between the Participants.  Upon final determination, the Participants shall make any payment or restitution which may be required under the terms of the settlement or final determination of the dispute.

21.6   Attorneys' Fees and Costs.  In any dispute resolution under Section 20 or litigation between the Participants or any person claiming under them, resulting from, arising out of, or in connection with this Agreement or the construction or enforcement thereof, the substantially prevailing party shall be entitled to recover all reasonable costs, expenses, attorneys and expert witness fees and other costs of suit incurred by it in connection with such litigation, including such costs, expenses and fees incurred prior to the commencement of the litigation, in connection with any appeals, and in collecting or otherwise enforcing any final judgment entered therein.  If a party substantially prevails on some aspects of such action, but not on others, the court may apportion any award of costs and attorneys fees in such manner as it deems equitable.

21.7   No Implied Covenants.  It is expressly understood and agreed that no implied covenant or condition, other than the covenant of good faith and fair dealing, shall be read into this Agreement relating to acquisition, Exploration, Development, Mining or production or the time therefor, or to any obligation of the Participants hereunder or to the measure of diligence thereof.

21.8   Integration and Amendments.  This Agreement, together with all Exhibits attached hereto and made a part hereof, supersedes all prior agreements or representations of the Participants and constitutes the sole understanding of the Participants with respect to the subject matter hereof.  Unless otherwise specifically so provided herein, no amendments, modifications, alterations, or waivers of the terms or provisions of this Agreement shall be binding unless written and dated subsequent to the date of this Agreement and executed by the Participants.

21.9   Other Instruments.  The Participants agree that they will execute any and all instruments which may be necessary or required to carry out and effectuate any and all of the provisions or objectives of this Agreement.

21.10   Construction. Section headings in this Agreement are inserted for convenience of reference only and shall not be taken or construed to define, limit or describe the scope or intent of this Agreement or affect its terms and provisions.

21.11   Recording Memorandum.  Whenever requested to do so by one Participant, the other Participant shall execute counterparts of a Memorandum of this Agreement in order to place of record each Participant's rights and interests in the Properties subject to this Agreement.  The Memoranda shall be prepared and recorded by the Manager and shall contain or describe those terms and provisions  in this Agreement which the Manager deems necessary.  All statutory recording fees shall be paid by the Joint Venture.

21.12   Counterparts.  This Agreement may be executed separately in any number of counterparts by each Participant without the necessity of the other Participant executing the same counterpart.  Each counterpart shall be deemed to be an original, but all of them together shall constitute one and the same instrument.

21.13   Notices.  Any notice, election, invoice, statement, billing, payment or other correspondence required or permitted hereunder shall be deemed to have been properly given or delivered when made in writing and hand-delivered to the Participant to whom directed, or when sent by United States certified mail, or electronic facsimile transmission, with all necessary postage or charges fully prepaid, return receipt requested (or in the case of a facsimile, confirmation of delivery), and addressed to the Participant to who directed at the following address:

RIMFIRE:       Rimfire Alaska, Ltd.

700 West Pender Street, Suite 700

Vancouver, B.C.

V6C 1G8, Canada

Facsimile: 604 669-0898

ANGLOGOLD:   AngloGold (U.S.A.) Exploration Inc.

7400 E. Orchard Road, Suite 350

Greenwood Village, Colorado 80111

Facsimile: (303) 889-0707

Attn:  Director, Land and Business Relations

Either Participant hereto may change its address for the purpose of notices or communications hereunder by furnishing notice thereof to the other Participant in compliance with this Section 21.13.

21.14   Succession.  Subject to the provisions stated herein, this Agreement shall be binding upon and inure to the benefit of the Participants and their respective successors, legal representatives and permitted assigns.

IN WITNESS WHEREOF, the Participants have executed this Agreement as of the day and year first above written.

ANGLOGOLD (U.S.A.) EXPLORATION INC.      RIMFIRE ALASKA, LTD.

By:                     By:

Title:                     Title:

RIMFIRE MINERALS CORPORATION

By:______________________________

Title:_____________________________

STATE OF COLORADO   )

) ss.

ARAPAHOE COUNTY   )

The foregoing instrument was acknowledged before me this ____________ day of _______________, 2004, by _____________________________.

Witness my hand and official seal.

[SEAL]

Notary Public

My commission expires _________________________

The Corporate Seal of                                 )

RIMFIRE ALASKA, LTD.   )                  ______________________________

Was hereunto affixed in the presence of:                   )    Authorized Signatory

                    )

                    )

The Corporate Seal of                                )

RIMFIRE MINERALS CORPORATION)                  ___________________________

Was hereunto affixed in the presence of:      )   Authorized Signatory

                  )

                  )

EXHIBIT A

TO

EXPLORATION, DEVELOPMENT AND MINE OPERATING AGREEMENT

by and between

RIMFIRE ALASKA, LTD.

and

ANGLOGOLD (U.S.A.) EXPLORATION INC.

 BEVERLY PROJECT

PROPERTY

Rimfire Alaska Claims

State mineral claims in the Goodpaster Mining District, Alaska

Project:   Beverly

		Location	Record		Document	Size
Claim	ADL#	Date	Book	Page	Number	(acres)
CEN 17	594779	16-Jul-98	1085	860		40
CEN 18	594780	16-Jul-98	1085	861		40
CEN 19	594781	16-Jul-98	1085	862		40
CEN 20	594782	16-Jul-98	1085	863		40
CEN 21	594783	16-Jul-98	1085	864		40
CEN 22	594784	16-Jul-98	1085	865		40
CEN 23	594785	16-Jul-98	1085	866		40
CEN 24	594786	16-Jul-98	1085	867		40
CEN 25	594787	15-Jul-98	1085	868		40
CEN 26	594788	15-Jul-98	1085	869		40
CEN 27	594789	15-Jul-98	1085	870		40
CEN 28	594790	15-Jul-98	1085	871		40
CEN 29	594791	15-Jul-98	1085	872		40
CEN 30	594792	15-Jul-98	1085	873		40
CEN 31	594793	15-Jul-98	1085	874		40
CEN 32	594794	15-Jul-98	1085	875		40
CEN 33	594795	15-Jul-98	1085	876		40
CEN 34	594796	15-Jul-98	1085	877		40
CEN 35	594797	15-Jul-98	1085	878		40
CEN 36	594798	15-Jul-98	1085	879		40
CEN 37	594799	15-Jul-98	1085	880		40
CEN 38	594800	15-Jul-98	1085	881		40
CEN 39	594801	15-Jul-98	1085	882		40
CEN 40	594802	15-Jul-98	1085	883		40
CEN 41	594803	15-Jul-98	1085	884		40
CEN 42	594804	15-Jul-98	1085	885		40
CEN 43	594805	15-Jul-98	1085	886		40
CEN 44	594806	15-Jul-98	1085	887		40
CEN 45	594807	15-Jul-98	1085	888		40
CEN 46	594808	15-Jul-98	1085	889		40
CEN 47	594809	15-Jul-98	1085	890		40
CEN 48	594810	15-Jul-98	1085	891		40
CEN 49	594811	15-Jul-98	1085	892		40
CEN 50	594812	15-Jul-98	1085	893		40
CEN 51	594813	15-Jul-98	1085	894		40
CEN 52	594814	15-Jul-98	1085	895		40
CEN 53	594815	15-Jul-98	1085	896		40
CEN 54	594816	15-Jul-98	1085	897		40
CEN 55	594817	15-Jul-98	1085	898		40
CEN 56	594818	15-Jul-98	1085	899		40
CEN 57	594819	15-Jul-98	1085	900		40
CEN 58	594820	15-Jul-98	1085	901		40
CEN 59	594821	15-Jul-98	1085	902		40
CEN 60	594822	14-Jul-98	1085	903		40
CEN 61	594823	14-Jul-98	1085	904		40
CEN 62	594824	14-Jul-98	1085	905		40
CEN 63	594825	15-Jul-98	1085	906		40
CEN 64	594826	15-Jul-98	1085	907		40
CEN 65	594827	14-Jul-98	1085	908		40
CEN 66	594828	14-Jul-98	1085	909		40
CEN 67	594829	14-Jul-98	1085	910		40
CEN 68	594830	14-Jul-98	1085	911		40
CEN 69	594831	14-Jul-98	1085	912		40
CEN 70	594832	14-Jul-98	1085	913		40
CEN 71	594833	14-Jul-98	1085	914		40
CEN 72	594834	14-Jul-98	1085	915		40
CEN 73	594835	14-Jul-98	1085	916		40
CEN 74	594836	14-Jul-98	1085	917		40
CEN 75	594837	14-Jul-98	1085	918		40
CEN 76	594838	14-Jul-98	1085	919		40
CEN 77	594839	14-Jul-98	1085	920		40
CEN 78	594840	14-Jul-98	1085	921		40
CEN 79	594841	14-Jul-98	1085	922		40
CEN 80	594842	14-Jul-98	1085	923		40
PAR 1	595382	03-Jul-98	1086	473		40
PAR 2	595383	03-Jul-98	1086	476		40
PAR 3	595384	03-Jul-98	1086	477		40
PAR 4	595385	04-Jul-98	1086	478		40
PAR 5	595386	02-Jul-98	1086	479		40
PAR 6	595387	02-Jul-98	1086	480		40
PAR 7	595388	03-Jul-98	1086	481		40
PAR 8	595389	03-Jul-98	1086	482		40
PAR 9	595390	04-Jul-98	1086	483		40
PAR 10	595391	04-Jul-98	1086	484		40
PAR 11	595392	04-Jul-98	1086	485		40
PAR 14	595395	03-Jul-98	1086	488		40
PAR 15	595396	03-Jul-98	1086	489		40
PAR 16	595397	02-Jul-98	1086	490		40
PAR 17	595398	02-Jul-98	1086	491		40
PAR 18	595399	02-Jul-98	1086	492		40
PAR 19	595400	02-Jul-98	1086	493		40
PAR 20	595401	03-Jul-98	1086	494		40
PAR 21	595402	03-Jul-98	1086	495		40
PAR 22	595403	04-Jul-98	1086	496		40
PAR 23	595404	04-Jul-98	1086	497		40
PAR 24	595405	04-Jul-98	1086	498		40
PAR 27	595408	03-Jul-98	1086	501		40
PAR 28	595409	03-Jul-98	1086	502		40
PAR 29	595410	02-Jul-98	1086	503		40
PAR 30	595411	02-Jul-98	1086	504		40
PAR 31	595412	02-Jul-98	1086	505		40
PAR 32	595413	02-Jul-98	1086	506		40
PAR 33	595414	03-Jul-98	1086	507		40
PAR 34	595415	03-Jul-98	1086	508		40
PAR 35	595416	04-Jul-98	1086	509		40
PAR 36	595417	04-Jul-98	1086	510		40
PAR 37	595418	04-Jul-98	1086	511		40
PAR 40	595421	03-Jul-98	1086	514		40
PAR 41	595422	03-Jul-98	1086	515		40
PAR 42	595423	02-Jul-98	1086	516		40
PAR 43	595424	02-Jul-98	1086	517		40
PAR 44	595425	02-Jul-98	1086	518		40
PAR 45	595426	02-Jul-98	1086	519		40
PAR 46	595427	03-Jul-98	1086	520		40
PAR 47	595428	03-Jul-98	1086	521		40
PAR 48	595429	04-Jul-98	1086	522		40
PAR 49	595430	04-Jul-98	1086	523		40
PAR 50	595431	04-Jul-98	1086	524		40
PAR 53	595434	03-Jul-98	1086	527		40
PAR 54	595435	03-Jul-98	1086	528		40
PAR 55	595436	02-Jul-98	1086	529		40
PAR 56	595437	02-Jul-98	1086	530		40
PAR 57	595438	02-Jul-98	1086	531		40
PAR 58	595439	02-Jul-98	1086	532		40
PAR 59	595440	03-Jul-98	1086	533		40
PAR 60	595441	03-Jul-98	1086	534		40
PAR 61	595442	04-Jul-98	1086	535		40
PAR 65	595446	03-Jul-98	1086	539		40
PAR 62	595443	04-Jul-98	1086	536		40
PAR 63	595444	04-Jul-98	1086	537		40
PAR 64	595445	03-Jul-98	1086	538		40
PAR 66	595447	03-Jul-98	1086	540		40
PAR 67	595448	03-Jul-98	1086	541		40
PAR 68	595449	02-Jul-98	1086	542		40
PAR 69	595450	02-Jul-98	1086	543		40
PAR 70	595451	02-Jul-98	1086	544		40
PAR 71	595452	02-Jul-98	1086	545		40
PAR 72	595453	03-Jul-98	1086	546		40
PAR 73	595454	03-Jul-98	1086	547		40
PAR 74	595455	04-Jul-98	1086	548		40
PAR 75	595456	04-Jul-98	1086	549		40
PAR 76	595457	04-Jul-98	1086	550		40
PAR 77	595458	03-Jul-98	1086	551		40
PAR 78	595459	03-Jul-98	1086	552		40
PAR 79	595460	02-Jul-98	1086	553		40
PAR 80	595461	02-Jul-98	1086	554		40
PAR 81	595462	03-Jul-98	1086	555		40
PAR 82	595463	03-Jul-98	1086	556		40
PAR 83	595464	04-Jul-98	1086	557		40
PAR 84	595465	03-Jul-98	1086	558		40
PAR 85	595466	03-Jul-98	1086	559		40
PAR 86	595467	03-Jul-98	1086	560		40
PAR 87	595468	03-Jul-98	1086	561		40
PAR 88	595469	02-Jul-98	1086	562		40
PAR 89	595470	02-Jul-98	1086	563		40
PAR 90	595471	03-Jul-98	1086	564		40
PAR 91	595472	03-Jul-98	1086	565		40
PAR 92	595473	04-Jul-98	1086	566		40
PAR 93	595474	04-Jul-98	1086	567		40
PAR 94	595475	03-Jul-98	1086	568		40
PAR 95	595476	03-Jul-98	1086	569		40
PAR 96	595477	03-Jul-98	1086	570		40
PAR 97	595478	02-Jul-98	1086	571		40
PAR 98	595479	02-Jul-98	1086	572		40
PAR 99	595480	03-Jul-98	1086	573		40
PAR 100	595481	03-Jul-98	1086	574		40
PAR 101	595482	04-Jul-98	1086	575		40
PAR 102	595483	04-Jul-98	1086	576		40
PAR 103	595484	03-Jul-98	1086	577		40
PAR 104	595485	03-Jul-98	1086	578		40
PAR 105	595486	03-Jul-98	1086	579		40
PAR 106	595487	02-Jul-98	1086	580		40
PAR 107	595488	02-Jul-98	1086	581		40
PAR 108	595489	03-Jul-98	1086	582		40
PAR 109	595490	03-Jul-98	1086	583		40
PAR 110	595491	04-Jul-98	1086	584		40
PAR 111	595492	04-Jul-98	1086	585		40
PAR 112	595493	03-Jul-98	1086	586		40
PAR 113	595494	03-Jul-98	1086	587		40
PAR 114	595495	03-Jul-98	1086	588		40
PAR 115	595496	03-Jul-98	1086	589		40
PAR 116	595497	03-Jul-98	1086	590		40
PAR 117	595498	04-Jul-98	1086	591		40
PAR 118	595499	04-Jul-98	1086	592		40
PAR 119	595500	03-Jul-98	1086	593		40
PAR 120	595501	03-Jul-98	1086	594		40
PAR 121	595502	03-Jul-98	1086	595		40
PC-1	644761	26-Mar-04			2004-007923	160
PC-2	644762	26-Mar-04			2004-007924	160
PC-3	644763	26-Mar-04			2004-007925	160
PC-4	644764	26-Mar-04			2004-007926	160
PC-5	644765	26-Mar-04			2004-007927	160
PC-6	644766	26-Mar-04			2004-007928	160
PC-7	644767	26-Mar-04			2004-007929	160
PC-8	644768	26-Mar-04			2004-007930	160
PC-9	644769	26-Mar-04			2004-007931	160
PC-10	644770	26-Mar-04			2004-007932	160
PC-11	644771	26-Mar-04			2004-007933	160
PC-12	644772	26-Mar-04			2004-007934	160
PC-13	644773	26-Mar-04			2004-007935	160
PC-14	644774	26-Mar-04			2004-007936	40
PC-15	644775	26-Mar-04			2004-007937	40
PC-16	644776	26-Mar-04			2004-007938	40
PC-17	644777	26-Mar-04			2004-007939	40
PC-18	644778	26-Mar-04			2004-007940	40
PC-19	644779	26-Mar-04			2004-007941	40
PC-20	644780	26-Mar-04			2004-007942	40
PC-21	644781	26-Mar-04			2004-007943	40
PC-22	644782	26-Mar-04			2004-007944	40
PC-23	644783	26-Mar-04			2004-007945	40
PC-24	644784	26-Mar-04			2004-007946	40
PC-25	644785	26-Mar-04			2004-007947	40

Total Claims:   202   May 4, 2004

EXHIBIT B

O

TO

EXPLORATION, DEVELOPMENT AND MINE OPERATING AGREEMENT

By and Between

RIMFIRE MINERALS CORPORATION

AND

ANGLOGOLD (U.S.A) EXPLORATION INC.

ACCOUNTING PROCEDURES

The financial and accounting procedures to be followed by the Manager and the Parties under the Agreement are set forth below.  References in this Accounting Procedure to sections and articles are to those located in this Accounting Procedure unless it is expressly stated that they are referenced to the Agreement.

ARTICLE .   GENERAL PROVISIONS

..      General Accounting Records. The Manager shall maintain detailed and comprehensive accounting records in accordance with this Accounting Procedure, sufficient to provide a record of revenues and expenditures (the "Joint Account") and periodic statements of the financial position and the results of operations for managerial, tax, regulatory or other financial reporting purposes.  Such records shall be retained for the duration of the period allowed to the Parties for audit or the period necessary to comply with tax or other regulatory requirements.  The records shall reflect all obligations, advances and credits of the Parties.

..      Bank Accounts. The Manager shall maintain one or more separate bank accounts for the payment of all expenses and the deposit of all cash receipts for the Joint Venture.

..      Statements and Billings. The Manager shall prepare statements and bill the Parties as provided in the Agreement.  Payment of any such billing by any Party, including the Manager, shall not prejudice such Party's right to protest or question the correctness thereof for a period not to exceed 12 months following the calendar year during which such billings were received by the Party.  All written exceptions to and claims upon the Manager for incorrect charges, billings or statements shall be made upon the Manager within such 12-month period.

ARTICLE .   CHARGES TO JOINT ACCOUNT

The Manager shall charge the Joint Account with any reasonable direct expenditures incurred by the Manager for the necessary and proper conduct of operations, including but not limited to:

..      Rentals, Royalties and Other Payments. All property acquisition and holding costs, including filing fees, license fees, costs of permits and assessment work, production royalties (which may be net smelter return royalties or of another nature, and payable to government authorities or private third parties whether on a periodic basis or to purchase a royalty outright), including any required advances, and all other payments made by the Manager which are necessary to acquire or maintain title to the Assets.

..      Labor and Employee Benefits.

()   Salaries and wages of the Manager's employees directly engaged in operations, including salaries or wages of employees who are temporarily assigned to and directly employed by same.

()   The Manager's cost of holiday, vacation, sickness and disability benefits, and other customary allowances applicable to the salaries and wages chargeable under section 2.02(a) and 2.12.  Such costs may be charged on a "when and as paid basis" or by "percentage assessment" on the amount of salaries and wages.  If percentage assessment is used, the rate shall be adjusted at least annually to actual cost.

()   The Manager's actual cost of established plans for employee group life insurance, hospitalization, dental, vision, pension, retirement, share purchase, thrift, savings, bonus, except production or incentive bonus plans based on actual rates of production, cost savings and other production factors, and similar plans customary in the industry or necessary to attract competent employees, which bonus payments shall be considered salaries and wages under sections 2.02(a) or 2.12  and other benefit plans of a like nature applicable to salaries and wages chargeable under sections 2.02(a) or 2.12, provided that the plans are limited to the extent feasible to those customary in the industry.

(   Cost of severance and of assessments imposed by governmental authority which are applicable to salaries and wages chargeable under section 2.02(a) and 2.12, including all penalties except those resulting from the wilful misconduct or gross negligence of the Manager.

..      Materials, Equipment and Supplies. The cost of materials and supplies ("Material").

..      Equipment and Facilities. The cost of machinery, equipment and facilities used in operations or used to provide support ("Goods") or services to operations ("Services"), including cost of maintenance, repairs, other operating expenses, insurance, taxes, depreciation and interest.

..      Transportation. Reasonable transportation costs incurred in connection with the transportation of employees, equipment, material and supplies necessary for exploration, maintenance and operation of the Assets.

..      Contract Services and Utilities. The cost of contract services, including geological, engineering, accounting, tax, legal, environmental, camp and catering services and utilities procured from outside sources, other than services described in Sections 2.09 and 2.13.

..      Insurance Premiums. Premiums paid for insurance required for the protection of the Parties pursuant to the Agreement. When the Operations are conducted in an area where the Manager may self-insure for workman’s compensation and/or employer’s liability under state law, the Manager may elect to include such risks in its self-insurance programs and shall charge its costs of self-insuring such risks to the Joint Venture, provided that such charges shall not exceed published manual rates.

..      Damages and Losses. All costs in excess of insurance proceeds necessary to repair or replace damage or losses to any Assets resulting from any cause other than the wilful misconduct or gross negligence of the Manager.

..      Legal and Regulatory Expense. Except as otherwise provided in Section 2.13, all legal and regulatory costs incurred in or resulting from operations or necessary to protect or recover the Assets of the Joint Venture.  All attorneys' fees and other legal costs to handle, investigate and settle litigation or claims, including the cost of legal services provided by the Manager's legal staff, and amounts paid in settlement of such litigation or claims in excess of $250,000 shall not be charged to the Joint Account unless approved by the Management Committee.

..      Audit. Cost of annual audits if approved by the Management Committee.

..      Taxes. All taxes of every kind and nature assessed or levied upon or in connection with the Assets, Production or the operation of the Joint Venture, which have been paid by the Manager for the benefit of the Parties.  Each Party is separately responsible for income and mining taxes which are attributable to its respective Participating Interest.

..       District Camp Expenses. (Field Supervision and Camp Expenses) A pro rata portion of (i) the salaries and expenses of the Manager's superintendent and other employees serving the Joint Venture whose time is not allocated directly thereto and (ii) the costs of maintaining and operating an office and any necessary sub-office and (iii) all necessary camps, including housing facilities for employees, used for operations.  The expense of those facilities, less any revenue therefrom, shall include depreciation or a fair monthly rental in lieu of depreciation of the investment.  The total of such charges for all mining properties served by the Manager's employees and facilities shall be apportioned to the Joint Account on the basis of a ratio, the numerator of which is the direct labour costs of the operations and the denominator of which is the total direct labour costs incurred for all activities served by the Manager.

..      Management Fee.

()   Thirty days after the end of each calendar year quarter, the Manager shall charge the Joint Account a sum, equal to 10% of all Allowable Costs charged to the Joint Account in respect of such calendar year quarter, which shall be a liquidated amount to constitute a management fee and to reimburse the Manager for its home office overhead and general and administrative expenses to conduct the Operations.  Such percentage shall be reduced to 4% after the commencement of Commercial Production.

()   The term "Allowable Costs" as used in this Section 2.13 shall mean all charges to the Joint Account excluding (i) the management fee referred to herein; and (ii) depreciation, depletion or amortization of tangible or intangible assets.

()   The following is a representative list of items comprising the Manager's principal business office expenses that are expressly covered by the management fee provided in this Section 2.13.

()   Administrative supervision, which includes services rendered by managers, department supervisors, officers and directors of the Manager for operations, except to the extent that such services represent a direct charge to the Joint Account, as provided for in Section 3.1;

()   Accounting, data processing, personnel administration, billing and record keeping in accordance with governmental regulations and the provisions of the Agreement, and preparation of reports prior to the commencement of activities in the nature of development and production;

()   Rentals and other charges for offices and records storage space, telephone service, office equipment and supplies;

The services of tax counsel and tax administration employees for all tax matters, including any protests, except any outside professional fees which the Management Committee may approve as a direct charge to the Joint Account;.

Routine legal services rendered by outside sources and the Manager’s legal staff not otherwise charged to the Joint Account under Section 2.9; and

 Rentals and other charges for office and records storage space, telephone service, office equipment and supplies.

2.14      Environmental Compliance Fund. Costs of reasonably anticipated Environmental Compliance which, on a Program basis, shall be determined by the Management Committee and shall be based on proportionate contributions in an amount sufficient to establish a fund, which through successive proportionate contributions during the term of the Agreement will pay for ongoing Environmental Compliance conducted during Operations and which will aggregate the reasonably anticipated costs of mine closure, post-Operations Environmental Compliance and Continuing Obligations. The Manager shall deposit such amounts on behalf of the Participants in an interest bearing account with the highest available rate for FDIC insured immediately available funds..

2.15       Other Expenditure Any reasonable direct expenditure, other than expenditures which are covered by the foregoing provisions, incurred by the Manager for the necessary and proper conduct of the business and affairs of the Joint Venture.

ARTICLE .   BASIS OF CHARGES TO JOINT VENTURE

..      Purchases. Material purchased and services procured from third parties shall be charged to the Joint Account at prices paid by the Manager (including applicable transfer taxes) after deduction of all discounts actually received, as well as returns and adjustments.

..      Material Furnished by the Manager or a Party. Material, goods or services furnished by the Manager or by a Party shall only be furnished after notice has been given by the person desiring to do so to all Parties, who shall have ten days to object in writing to the Manager.  If the Manager receives a written objection, or itself objects, the Manager shall endeavour to resolve the objection to the satisfaction of the Parties and to the Manager's satisfaction.  If the Manager succeeds within a further period of ten days, or if there was never any objection made, the Material, goods or services may be furnished by the Manager or by the Party desiring to do so, provided that:

()   the price to the Joint Account is at least as favorable as otherwise obtainable; or

()   in case there is no ready means of determining a price otherwise obtainable, at a price or on a pricing basis agreed by all Parties.

..      Warranty of Material Furnished by the Manager or Parties. Neither the Manager nor any Party warrants Material, goods or services furnished beyond any dealer's or manufacturer's warranty and no credits shall be made to the Joint Account for defective Material until adjustments are received.

ARTICLE .   DISPOSAL OF MATERIAL

..      Disposition Generally. Subject to the authority granted to the Manager in the Agreement, the Parties shall determine by majority agreement determined in accordance with their Participating Interest, the disposition of major items of surplus Material, provided the Manager shall have the right to dispose of normal accumulations of junk and scrap Material.

EXHIBIT “C”

TO

EXPLORATION, DEVELOPMENT AND MINE OPERATING AGREEMENT

By And Between

RIMFIRE ALASKA, LTD.

and

ANGLOGOLD (U.S.A.) EXPLORATION INC.

NET PROFITS PRODUCTION ROYALTY

A Participant who is reduced to less than a 15% Participating Interest shall be subject to the provisions of Section 11.4(b) herein and shall, upon such event, will be referred to as “Royalty Owner”.  Royalty Owner is entitled to a production royalty equal to 5% of the Net Profits, calculated as provided herein, attributable to all mineral products produced and sold (or deemed sold, as set forth herein-hereinafter, “Products”) from the Property.

All capitalized words and phrases used in this Exhibit shall have the meanings assigned to them herein, as follows:

“Cash Flow” shall mean the extent to which, on a cumulative basis, Proceeds exceed the sum of Operating Costs and those certain Production Costs other than Operating Costs.

“Net Profits” shall mean, on a cumulative basis, the extent to which Cash Flow exceeds Payback.

“Operating Costs” shall mean and include the total of the following items (1), (2) and (3):

All direct costs of operation and all general and administrative on-site and off site expenses that are paid, incurred or accrued, as a result of or in connection with all operations and activities conducted on or for the benefit of the Property, including but not limited to the following:

Rentals, Royalties and Other Payments.  The sum of all Property acquisition, holding and maintenance costs, including filing fees, license fees, costs of permits and assessment work, delay rentals, production royalties owing to any third parties, any tax, royalty or other payments or obligations of any kind or character whatsoever that are imposed by any federal, state or local government, and all other payments made by, or expenses incurred or accrued, that are necessary or desirable to acquire or maintain title to the Property and to construct or maintain facilities and improvements used on or for the benefit of the Property.

Labor and Employee Benefits.

All salaries and wages of employees that are directly engaged in operations on or for the benefit of the Property, including salaries or wages of employees who are temporarily assigned to work on or for the benefit of the Property.

Costs of holiday, vacation, sickness and disability benefits, and other customary allowances applicable to the salaries and wages chargeable under paragraph (1) (b) (i) above and paragraph (1) (j) below.  Such costs may be charged on a “when and as paid basis,” or by “percentage assessment” on the applicable amount of salaries and wages.  If percentage assessment is used, the rate that is employed shall be applied to salaries or wages only, excluding any overtime or bonus payments.

Actual cost of established plans for employees’ group life insurance, hospitalization, pension, retirement, stock purchase, thrift or bonus plans (except, in the latter instance, production or incentive bonus plans under a union contract based on actual rates or production, cost savings or other production factors, and similar non-union bonus plans customary in the industry or necessary to attract competent employees, any and all of which bonus payments shall be considered salaries and wages under paragraph (1) (b) (i) above or paragraph (1) (j) below, rather than costs attributable to employees’ benefit plans), and actual costs of other benefit plans of a like nature applicable to salaries and wages chargeable under said paragraphs (1) (b) (i) or (1) (j), providing that the benefits chargeable under such plans shall be limited to those incorporated within usual and customary plans.

The cost of any and all assessments imposed by any governmental authority which are applicable to salaries, wages and benefits chargeable under paragraphs (1) (b) (i), (1) (b) (ii), (1) (b) (iii), and (1) (j) hereof, including all penalties.

Improvements, Materials, Equipment and Supplies.  The cost of improvements, materials, equipment and supplies (herein call “Material”) purchased from unaffiliated third parties, or furnished and used for operations on or for the benefit of the Property.  As used herein, the cost of Material shall also include all applicable amortization or depreciation expense allocable to such Material.

Transportation.  Reasonable transportation costs paid, incurred or accrued in connection with the transportation of employees and Material necessary for operations on or for the benefit of the Property.

Contract Services and Utilities.  The cost of contract services and utilities procured from outside sources, other than services described in paragraph (1) (h) below, for the benefit of the Property.  If contract services are performed, the cost charged or accrued for such services shall not be greater than the cost for which comparable services and utilities are available in the open market within the vicinity of the Property.

Insurance Premiums.  Net premiums paid or accrued for insurance carried for operations on or for the benefit of the Property.  In the event of self-insurance for Worker’s Compensation and/or Employer’s Liability under state law, an election may be made to include such risks in the self-insurance program, and such costs of self-insuring such risks shall be charged.

Damage and Losses.  All costs incurred or accrued in excess of insurance proceeds, in connection with the repair or replacement of any damage or loss, resulting from any cause, affecting any portion of the Property, or any improvements thereon.

Legal and Regulatory Expenses.  All legal and regulatory costs and expenses incurred or accrued in connection with or resulting from operations on or for the benefit of the Property, or as may be necessary to protect title to the Property, or to protect, replace or recover the facilities or improvements used on or for the benefit of the Property.

Taxes.  All taxes (except taxes calculated upon income) of every kind and nature assessed or assessed or levied upon or in connection with the Property or in connection with operations conducted on or for the benefit of the Remaining Participants and Royalty Owner(s) shall be separately responsible for income taxes that are attributable to their respective interests in the Property.

District and Camp Expense.  The allocable portion of (i) the salaries and expenses of superintendent and other employees serving the Property whose time is allocated directly to the Property, and (ii) the costs of maintaining and operating an office and any necessary suboffice for the benefit of the Property, and (iii) all necessary camps, including housing facilities for employees, used for the benefit of the Property.

Other Expenditures.  Any reasonable direct expenditures, other than expenditures which are covered by the foregoing provisions, incurred or accrued for the necessary and proper conduct of operations on or for the benefit of the Property.

Allocations of Costs.  Any of the foregoing Operating Costs that are incurred or accrued for the benefit of both the Property and other lands shall be allocated on a calendar year’s basis between the Property and such other lands and such allocation shall be made in the same proportion as the tonnage of ore that is mined from such other lands and fed to process during that year relates to the tonnage of ore that is mined from the Property and fed to process during such year.  In the alternative, as to capital items, the election may be made to charge to the Operating Costs of the Property an amount equal to a market rental value for such items, based upon the amount of use of such items on or for the benefit of the Property.

Reclamation Costs.  Reclamation costs, which shall be charged if and to the extent that such costs are actually paid, set aside, or accrued for the Property.

Management Fee.  A management fee described in Section 2.13 of Exhibit B hereto.

Any and all prior excesses of Operating Costs over Proceeds; and

A reasonable sum for working capital reserves, it being understood that such reserves shall be not less than three months’ worth or cumulative Operating Costs that are paid, incurred or accrued when the Property is in full production.

“Payback” shall mean the point in time at which cumulative Cash Flow has equaled the sum of (1) all cumulative Production Costs, plus (2) interest on all such Production Costs at a rate equal to the Prime Rate, plus 2%, with interest to be calculated on the first business day of each calendar quarter during which any of those Production Costs are paid, incurred or accrued, and with such interest to begin accruing from the first day that Royal pays, incurs or accrues any such Production Costs.

“Production Costs” shall mean all costs and expenses paid, incurred or accrued on or for the benefit of the Property, including but not limited to exploration, development and mining activities, title work, environmental studies and reports, construction and installation of mining and processing improvements and (to the extent not included in the foregoing), all Operating Costs.

“Prime Rate” means that certain interest rate defined in Section 2.8(c) of this Agreement.

“Proceeds” means all sums received (or deemed to have been received) resulting from the sale of any Products mined or produced from the Property.

The Production Royalty on Net Profits shall be paid to Royalty Owner on a quarterly basis, and Royalty Owner will be provided, along with each such payment, a summary report describing the results of activities and operations undertaken upon the Property during the previous quarter, along with copies of all non-interpretive data collected from, on or about the Property during such quarter.

Royalty Owner shall have the right, at any time during the existence of this Net Profits Production Royalty, such right to be exercised on Royalty Owner’s own behalf or through an agent, and such right to be exercised at Royalty Owner’s own cost and risk and only upon reasonable prior notice, to enter upon the Property at all reasonable times and intervals to observe the mining, weighing, hauling, milling, assaying, stockpiling and other operations on the Property, and to obtain ore samples for reasonable assaying purposes, and to inspect the non-interpretive geological records, all for the purpose of determining whether the provisions set forth herein are being observed; provided however, any such observation and inspection shall be conducted in such a manner so as to not unreasonably interfere with operations on the Property.  Full, true and accurate accounts showing the tonnages and all shipments and sales of all Products from the Property shall be kept, which books, records and accounts may be inspected by Royalty Owner at his own expense, at any reasonable time during normal business hours, and upon reasonable prior notice.

Royalty Owner agrees to treat all information acquired hereunder as confidential, and the parties agree that neither shall use the other’s name in any manner, without first having obtained the written approval of the other party, except as may be required by law.  In the event of any anticipated disclosure that a party believes is required by law, the disclosing party shall notify the non-disclosing party prior to such disclosure, so that the non-disclosing party can take appropriate action to limit or prohibit such disclosure through a protective order or otherwise.

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